SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934
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☐Soliciting Material under §240.14a-12
SeaSpine Holdings Corporation
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5770 Armada Drive
Carlsbad, California 92008
NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS
The annual meeting of stockholders of SeaSpine Holdings Corporation will be held at the offices of DLA Piper located at 100 King St W, Suite 6000, Toronto, Ontario M5X 1E2, Canada, on Wednesday, June 1, 2022 at 7:00 a.m. Eastern Time, for the following purposes:
1.    To elect three Class I directors for a three-year term to expire at the 2025 annual meeting of stockholders.
2.    To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.
3.    To approve, on an advisory basis, the compensation of our named executive officers.
4.    To approve an amendment to our amended and restated certificate of incorporation to increase the authorized number of shares of our common stock from 60 million to 120 million.
5.    To transact any other business that may properly come before the annual meeting or any adjournment or postponement thereof.
Only stockholders of record at the close of business on April 11, 2022 will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.
All stockholders are cordially invited to attend the annual meeting. Whether or not you expect to attend the annual meeting, please vote online or by phone as described in the accompanying proxy materials or, if you requested that the proxy materials be mailed to you, please complete, sign and date the proxy card that is mailed to you and return it promptly. Even if you plan to attend the annual meeting in person, we encourage you to vote your shares in advance online, by phone, or by mail to ensure that your vote will be represented at the annual meeting.

By Order of the Board of Directors,
Carlsbad, California
April 22, 2022	/s/ Keith C. Valentine
Keith C. Valentine
Your vote is important. Please vote your shares whether or not you plan to attend the meeting.	President, Chief Executive Officer and Director

IMPORTANT NOTICE — CONTINGENT VIRTUAL MEETING
The health and safety of our employees and our stockholders is of the highest priority to us. Although we currently intend to hold our annual meeting in person, we are sensitive to the public health impact of the COVID-19 pandemic and the protocols that federal, state, and local governments have imposed or may impose. In the event we determine that we need to conduct our annual meeting solely by means of remote communication, we will announce the change and provide instructions on how stockholders can participate in the annual meeting via press release and by filing additional solicitation materials with the Securities and Exchange Commission. Details on how to participate will also be available on the Investors section of our website at http://investor.seaspine.com. If you currently plan to attend the annual meeting in person, please check our website one week prior to the annual meeting.

TABLE OF CONTENTS

GENERAL INFORMATION	1
OUR DIRECTORS AND EXECUTIVE OFFICERS	5
CORPORATE GOVERNANCE MATTERS	9
DIRECTOR COMPENSATION	15
EXECUTIVE COMPENSATION	17
PROPOSAL NO. 1: ELECTION OF DIRECTORS	25
PROPOSAL NO. 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	26
PROPOSAL NO. 3: ADVISORY VOTE TO APPROVE 2021 NAMED EXECUTIVE OFFICER COMPENSATION	27
PROPOSAL NO. 4: APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF OUR COMMON STOCK FROM 60 MILLION TO 120 MILLION	28
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	30
EQUITY COMPENSATION PLAN INFORMATION	32
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	33
DELINQUENT SECTION 16(a) REPORTS	35
DELIVERY OF PROXY MATERIALS	36
STOCKHOLDER PROPOSALS	37
ANNUAL REPORT	38
OTHER MATTERS	39

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5770 Armada Drive
Carlsbad, California 92008
PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 1, 2022
The board of directors of SeaSpine Holdings Corporation is soliciting proxies for use at the annual meeting of stockholders to be held on Wednesday, June 1, 2022 at 7:00 a.m., Eastern Time, at the offices of DLA Piper located at 100 King St W, Suite 6000, Toronto, Ontario M5X 1E2, Canada. If you need directions to the location of the annual meeting, please contact us at 866-942-8698. In this proxy statement, the terms “SeaSpine,” the “Company,” “we,” “us” and “our” refer to SeaSpine Holdings Corporation.
We use the internet as the primary means of furnishing proxy materials to our stockholders. We are sending a Notice of Internet Availability of Proxy Materials (the Notice of Internet Availability) to our stockholders with instructions on how to access our other proxy materials online and how to request a printed copy of those materials if so desired. The electronic delivery of our proxy materials will significantly reduce our printing and mailing costs and the environmental impact of the circulation of our proxy materials. The Notice of Internet Availability was first sent or made available on or about April 22, 2022 to stockholders of record entitled to notice of, and to vote at, the annual meeting.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 1, 2022: This proxy statement and our annual report are available electronically at www.proxydocs.com/SPNE.

IMPORTANT NOTICE — CONTINGENT VIRTUAL MEETING
The health and safety of our employees and our stockholders is of the highest priority to us. Although we currently intend to hold our annual meeting in person, we are sensitive to the public health impact of the COVID-19 pandemic and the protocols that federal, state, and local governments have imposed or may impose. In the event we determine that we need to conduct our annual meeting solely by means of remote communication, we will announce the change and provide instructions on how stockholders can participate in the annual meeting via press release and by filing additional solicitation materials with the Securities and Exchange Commission. Details on how to participate will also be available on the Investors section of our website at http://investor.seaspine.com. If you currently plan to attend the annual meeting in person, please check our website one week prior to the annual meeting.

GENERAL INFORMATION
What am I being asked to vote on?
There are 4 proposals scheduled for a vote:
Proposal No. 1: The election of three Class I directors for a three-year term to expire at the 2025 annual meeting of stockholders:
•Keith Bradley;
•Michael Fekete; and
•John B. Henneman, III
Proposal No. 2: Ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.
Proposal No. 3: Approval, on an advisory basis, of the compensation of our named executive officers.
Proposal No. 4: Approval of an amendment to our amended and restated certificate of incorporation to increase the authorized number of shares of our common stock from 60 million to 120 million.
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
We use the internet as the primary means of furnishing proxy materials to our stockholders. We are sending a Notice of Internet Availability of Proxy Materials (Notice of Internet Availability) to our stockholders with instructions on how to access our other proxy materials online and how to request a printed copy of those materials if so desired. There is no charge for requesting a printed copy. Please make your request for a printed copy on or before May 20, 2022 to facilitate timely delivery.
Stockholders may follow the instructions in the Notice of Internet Availability to elect to receive future proxy materials in print by mail or electronically by email. We encourage stockholders to take advantage of the availability of the proxy materials online to help reduce the environmental impact of our annual meetings and to reduce our printing and mailing costs.
What is the record date for the annual meeting?
The record date is April 11, 2022.
How many votes do I have?
Each share of our common stock has one vote on each matter submitted to our stockholders. Only stockholders of record at the close of business on the record date are entitled to vote at the annual meeting or any adjournment or postponement thereof.
What constitutes a quorum?
The presence at the annual meeting, in person or by proxy, of holders representing a majority of our outstanding common stock as of the record date constitutes a quorum at the meeting, permitting us to conduct our business. As of the record date, we had approximately 36,795,744 shares of common stock outstanding.
What are my voting choices?
With respect to the election of directors, you may either vote “For” the nominee or you may “Withhold” your vote for such nominee.
With respect to each of the other proposals to be voted on, you may vote “For” or “Against” such proposal or abstain from voting on such proposal.
How do I vote?
Stockholders of Record: Shares Registered in Your Name
If your shares are registered directly in your name with our registrar and transfer agent, you are considered, with respect to those shares, the “stockholder of record” and you may vote those shares through any of the ways described below. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy to ensure that your vote is counted.
•Online. You may vote by proxy by visiting www.proxypush.com/SPNE and using your unique control number printed on your Notice of Internet Availability. Please note that to vote online you must do so by 5:00 p.m. Eastern Time on May 31, 2022.

•By Phone. If you received our proxy materials by mail, you may vote by proxy by calling the toll-free telephone number on the proxy card (866-249-5109) and following the recorded instructions. Please note that to vote by phone you must do so by 5:00 p.m. Eastern Time on May 31, 2022.
•By Mail. If you received our proxy materials by mail, you may vote by proxy by completing, signing, dating and returning the proxy card in the self-addressed, postage-paid envelope provided. You should mail the proxy card in plenty of time to allow delivery prior to the meeting. Do not mail the proxy card if you are voting online or by telephone. If you properly complete your proxy card and send it in time to vote, your proxy (one of the individuals named on your proxy card) will vote your shares as you directed. If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be, as permitted, voted as recommended by our board of directors. If any other matter is properly presented at the annual meeting, your proxy will vote in accordance with his or her best judgment. As of the date of this proxy statement, we know of no matters to be acted on at the meeting, other than those discussed in this proxy statement.
•In Person at the Annual Meeting. Assuming the annual meeting is held in person as currently planned, you may attend the annual meeting and vote in person even if you already voted by proxy. To vote in person, come to the annual meeting, and we will give you a ballot at the annual meeting.
Beneficial Owners: Shares Registered in the Name of a Broker or Bank
If your shares are held in an account at a bank, broker, or other organization, you are the “beneficial owner” of those shares, those shares are considered to be held in “street name” and you should have received a voting instruction form from the organization that holds your shares rather than directly from us. The availability of online voting and voting by phone may depend on the voting procedures of the organization that holds your shares. Assuming the annual meeting is held in person as currently planned, if you wish to vote in person at the annual meeting, you must obtain a “legal proxy” from the organization that holds your shares. A legal proxy is a written document that authorizes you to vote your shares held in street name at the annual meeting. Please contact the organization that holds your shares for instructions regarding obtaining a legal proxy. You must bring a copy of the legal proxy to the annual meeting. In order for your vote to be counted, you must deliver both the copy of the legal proxy and your completed ballot to the inspector of elections at the annual meeting.
May I revoke my proxy or change my vote?
Stockholders of Record: Shares Registered in Your Name
If you are a stockholder of record, you may revoke your proxy and change your vote at any time before votes are cast in any one of the following ways:
•Online. You may change your vote using the online voting method described above, in which case only your latest proxy submitted online prior to 5:00 p.m. Eastern Time on May 31, 2022 will be counted.
•By Phone. You may change your vote using the phone voting method described above, in which case only your latest telephone proxy submitted prior to 5:00 p.m. Eastern Time on May 31, 2022 will be counted.
•By Mail. You may revoke your proxy and change your vote by signing and returning a new proxy card dated as of a later date, in which case only your proxy card bearing the latest date received prior to the annual meeting will be counted.
•In Person at the Annual Meeting. You may revoke your proxy and change your vote by attending the annual meeting and voting in person. However, your attendance at the annual meeting will not automatically revoke your proxy unless you properly vote at the annual meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation prior to the annual meeting to our corporate secretary.
Beneficial Owners: Shares Registered in the Name of a Broker or Bank
If you are a beneficial owner, the organization that holds your shares (e.g. your broker or bank) can provide you with instructions on how to revoke or change your voting instructions.
What if I do not provide voting instructions for my shares?
Stockholders of Record: Shares Registered in Your Name
If you are a stockholder of record and you:
•indicate when voting online or by phone that you wish to vote as recommended by our board of directors; or
•sign and return a proxy card without giving specific voting instructions;

then the persons named as proxy holders will vote your shares in the manner recommended by our board of directors on all proposals discussed in this proxy statement and as they may determine in their best judgment with respect to any other matters properly presented for a vote at the annual meeting.
Beneficial Owners: Shares Registered in the Name of a Broker or Bank
If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then the organization that holds your shares may generally vote your shares in their discretion on “routine” matters but cannot vote on “non-routine” matters.
Proposal Nos. 2 and 4 are considered routine matters.
All of the other proposals discussed in this proxy statement are considered non-routine matters. If the organization that holds your shares does not receive voting instructions from you on a non-routine matter, that organization will inform the inspector of elections that it does not have the authority to vote on that matter with respect to your shares. This is commonly referred to as a “broker non-vote.”
What vote is required to elect directors and to approve each proposal?
Assuming a quorum is present, with respect to the election of directors (Proposal No. 1), the three nominees who receive the most “FOR” votes (among votes properly cast in person or by proxy) will be elected.
Assuming a quorum is present, with respect to Proposals No. 2 and 3, in each case, the proposal will be approved if a majority of the voting power of the shares entitled to vote at the annual meeting on the subject matter in question represented in person or by proxy vote “FOR” the proposal.
Assuming a quorum is present, with respect to Proposal No. 4, the proposal will be approved if a majority of the outstanding shares of our common stock vote “FOR” the proposal.
The inspector of elections will determine whether a quorum is present and will tabulate the votes cast.
What is the effect of abstentions and broker non-votes on quorum and on the proposals?
Quorum. Shares held by persons attending the annual meeting but not voting on one or more proposals, and shares represented by proxies that reflect a “broker non-vote” or that reflect abstentions as to one or more proposals, will be counted as present for purposes of determining the presence of a quorum.
Proposals. Abstentions are treated as shares present in person or by proxy and entitled to vote on the subject matter, so abstaining has the same effect as an “AGAINST” vote for purposes of determining whether our stockholders approved Proposals No. 2, 3, and 4. However, because the election of directors (Proposal No. 1) is determined by a plurality of votes cast, abstentions will not be counted or have any effect on the outcome of that proposal.
Broker non-votes, if any, will not be counted as votes cast with regard to the election of directors, and will have no effect on the outcome of that proposal.
Proposal No. 2 is a routine matter, and therefore no broker non-votes are expected on the proposal. However, if there are broker non-votes on the proposal, they will have no effect on the outcome because broker non-votes are not entitled to vote on the subject matter of the proposal.
Proposal No. 3 is a non-routine matter. Broker non-votes are not entitled to vote on the subject matter of the proposal and therefore will have no effect on the outcome of the proposal.
Proposal No. 4 is also a routine matter, and therefore no broker non-votes are expected on the proposal. However, because the proposal will be approved if a majority of the outstanding shares of our common stock vote “FOR” the proposal, if there are broker non-votes on the proposal, they will have the same effect as an "AGAINST" vote.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our current report on Form 8-K to be filed with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within such four-business day period, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
Who is paying the costs of soliciting these proxies?
We will pay all of the costs of soliciting these proxies. Our directors, officers and other employees may, without additional compensation, solicit proxies on our behalf in person, by telephone, or by other electronic communication. We will ask banks, brokerage firms, fiduciaries, custodians, and other similar organizations representing beneficial owners to forward the Notice of Internet

Availability to beneficial owners, to forward printed proxy materials by mail to beneficial owners who specifically request them, and to obtain beneficial owners’ voting instructions. We will reimburse such organizations for their expenses.

How do I obtain an Annual Report on Form 10-K?
We make available free of charge all of our filings that are made electronically with the SEC, including our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. These filings can be found under the Investors section of our website at www.seaspine.com.
In addition, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 as filed with the SEC without exhibits, will be furnished without charge to any of our stockholders upon written request to us at the address below:
SeaSpine Holdings Corporation
5770 Armada Drive
Carlsbad, California 92008
Attn: Corporate Secretary

OUR DIRECTORS AND EXECUTIVE OFFICERS
Directors
Our amended and restated certificate of incorporation and our amended and restated bylaws provide for the classification of our board of directors into three classes, as nearly equal in number as possible and with staggered terms of office, and provide that upon the expiration of the term of office for a class of directors, nominees for such class shall be elected for a term of three years or until their successors are duly elected and qualified, provided that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal.
Set forth below are the names, ages, class, and certain biographical information of each of the members of our board of directors as of March 31, 2022.

Name	Age	Present Position	Annual Meeting at which Current
			Term Expires

Keith Bradley, Ph.D.	77	Director	2022	(Class I)*
Stuart M. Essig, Ph.D.	59	Lead Independent Director	2024	(Class III)
Michael Fekete	57	Director	2022	(Class I)*
John B. Henneman, III	59	Director	2022	(Class I)*
Renee Gaeta	41	Director	2023	(Class II)
Shweta Singh Maniar	38	Director	2023	(Class II)
Angela Steinway	36	Director	2024	(Class III)
Kirtley (Kirt) C. Stephenson	63	Non-Executive Chair of the Board	2023	(Class II)
Keith C. Valentine	54	President, Chief Executive Officer and Director	2024	(Class III)
*Each of our Class I directors is nominated for re-election at the annual meeting for a three-year term expiring at our 2025 annual meeting of stockholders. See “Proposal No. 1 Election of Directors,” below.

Keith Bradley, Ph.D. joined our board of directors in July 2015. Since 1992, Dr. Bradley has been a director of Integra LifeSciences Holdings Corporation. In addition, Dr. Bradley currently serves as member of the audit and finance and the nominating and corporate governance committees of Integra’s board of directors. Dr. Bradley was a member of the board of directors of Sensor Kinesis between 2015 and 2017. Between1996 and 2003, he was a director of Highway Insurance plc, an insurance company listed on the London Stock Exchange, and has been a consultant to a number of business, government and international organizations. Dr. Bradley was formerly a visiting professor at the Harvard Business School, Wharton and UCLA, a visiting fellow at Harvard’s Center for Business and Government and a professor of international management and management strategy at the Open University and Cass Business School, U.K. Dr. Bradley has taught at the London School of Economics and was the director of the School’s Business Performance Group for more than six years. He received B.A. (Hons) degree from Middlesex University, and M.A. and Ph.D. degrees from the British University of Essex. Dr. Bradley previously served as an adviser to RPH Capital, Canada and as a director and chair of North Star Capital Management Limited and GRS Financial Solutions Limited. We believe Dr. Bradley adds value to our board of directors based on his extensive business experience, his academic background and his experience serving as a member of the board of directors of Integra, our former parent company.
Stuart M. Essig, Ph.D. joined our board of directors in June 2015 and has served as our Lead Independent Director since July 2015. Dr. Essig currently serves as Managing Director of Prettybrook Partners LLC, which he cofounded in 2012. He is also currently Chair of the Board of Directors of Integra LifeSciences Holdings Corporation, where he has served as Chair since January 2012 and as a director since he joined Integra in December 1997. He was Integra’s Chief Executive Officer from December 1997 until January 2012. Before joining Integra, Dr. Essig was Managing Director of the medical technology practice at Goldman, Sachs & Co. Dr. Essig had broad health care experience at Goldman Sachs serving as a senior merger and acquisitions advisor to a broad range of domestic and international medical technology, pharmaceutical and biotechnology clients. Dr. Essig has chaired audit, compensation and nominating and governance committees, served as lead director, and participated in CEO succession processes on the boards of numerous public companies, ranging in size from several hundred million dollars to over $25 billion in levered market capitalization. Dr. Essig currently serves on the Board of Directors of Idexx Laboratories, Availity, and Breg, Inc. He is a Venture Partner at Wellington Partners Advisory AG, a venture capital firm. He also serves as a Senior Advisor to TowerBrook Capital Partners and Water Street Healthcare Partners. He serves on the Leadership Counsel of the Princeton University School of Engineering and Applied Sciences, and the NACD Compensation Committee Chair Advisory Counsel. Dr. Essig previously served on the Board of St. Jude Medical Corporation from 1999 to 2017, prior to its sale to Abbott Corporation. From 2013 until August 2019, he served on the Board of Directors of Owens and Minor, Inc.; from March 2005 until August 2008, he served on the Board of Directors of Zimmer Holdings, Inc.; and from 1998 to 2002, he served on the Board of Directors of Vital Signs, Inc. Dr. Essig has also served on the executive committee, nominating and governance committee and as treasurer of ADVAMED, the Advanced Medical Technology Association. Dr. Essig is also involved in several nonprofit charitable organizations, including from time to time serving on their boards. Dr. Essig received an A.B. degree and graduated with magna cum laude and Phi Beta Kappa honors from the Woodrow Wilson School of Public and International Affairs at Princeton University. Dr. Essig completed his M.B.A. and Ph.D. degrees in Financial Economics from the University of Chicago, Graduate School of Business. We believe that Dr. Essig adds value to our board of directors based on his extensive experience as a member of boards of directors of several private and public companies and his expertise in company-building in our industry.

Michael Fekete joined our board of directors in July 2015. From 2005 to 2009, Mr. Fekete was a Managing Director and Head of West Coast Healthcare Investment Banking for Wells Fargo / Wachovia Securities (acquired by Wells Fargo in December 2008). From 1986 to 2005, Mr. Fekete worked as an investment banker at CIBC World Markets, Oppenheimer & Co., Inc., and L.F. Rothschild & Co., Inc., where he focused on clients in the medical device, pharmaceutical and biotechnology sectors. Mr. Fekete is a director of DFB Pharmaceuticals, LLC, a privately held company with operating and investing activities in the pharmaceutical sector. Mr. Fekete was a director of Sagent Pharmaceuticals, Inc. from July 2013 until it was acquired in August 2016 and Symetis SA from April 2011 until June 2016. Mr. Fekete earned his B.S. in business administration from The Pennsylvania State University. We believe Mr. Fekete adds value to our board of directors based on his experience with advising in capital markets and corporate strategy, his experience in the medical device, pharmaceutical and biotechnology industry and his experience serving as a member of boards of directors of numerous other companies, and in particular, those in the life sciences industry.
John B. Henneman, III joined our board of directors in July 2015. Mr. Henneman has more than 25 years of combined financial and operational management experience in the life sciences industry. Mr. Henneman served as Executive Vice President and Chief Financial Officer of NewLink Genetics Corporation from October 2014 to July 2018, and as its Chief Administrative Officer from July 2018 to November 2018. Prior to joining NewLink Genetics, Mr. Henneman served Integra LifeSciences in various capacities between 1998 and 2014. Before becoming Integra’s Chief Financial Officer in 2007, Mr. Henneman served Integra as General Counsel and Chief Administrative Officer, responsible at various times for Integra’s business development, regulatory affairs, quality systems, clinical affairs, human resources, information systems and legal affairs functions and the management of Integra’s surgical instruments business. Mr. Henneman also serves on the board of directors of R1 RCM, Inc., a public company based in Chicago providing revenue cycle management services to hospitals, Aprea Therapeutics, Inc., a public biotechnology company based in Boston and Stockholm, Anika Therapeutics, Inc., a public medical device company based in Boston focused on joint preservation and health, and Alafair Biosciences, Inc., a privately-held medical device company based in Austin, Texas. Mr. Henneman received an A.B. in politics from Princeton University and a J.D. from the University of Michigan Law School. We believe Mr. Henneman adds value to our board of directors based on his senior management experience, his service on other boards of directors, and his extensive experience in the areas of finance, financial accounting, legal affairs, business transactions, and mergers and acquisitions.
Shweta Singh Maniar joined our board of directors in April 2021. Since July 2018, Ms. Maniar has served as Global Leader, Healthcare & Life Sciences Solutions & Strategy, Google Cloud focused in BioPharma at Google, a multinational technology company that specializes in Internet-related services and products, where she leads vision, strategy, and execution of Google Cloud’s industry product strategy and go-to-market model. Prior to joining Google, from November 2013 to June 2018, Ms. Maniar worked in various capacities at Genentech, where she led market growth strategies relevant to technology accelerators for therapies and diagnostics. Before Genentech, from February 2012 to July 2013, Ms. Maniar served as Director for the Center of Minimally Invasive Therapeutics at Summa Health. Earlier in her career, Ms. Maniar spent several years working in a research capacity at the Cleveland Clinic and the Austen BioInnovation Institute in Akron where she was primarily focused on medical devices and minimally invasive therapeutics. Ms. Maniar received a B.A. in Economics from the University of California, San Diego. We believe Ms. Maniar adds value to our board of directors based on her thought leadership in areas of strategic focus for our company, such as enabling technologies and data analytics.
Renee Gaeta joined our board of directors in February 2019. Ms. Gaeta currently is Chief Financial Officer of Establishment Labs Holdings, Inc., a publicly traded global medical device company focused on aesthetic technologies. Prior to that, from August 2014 to June 2017, Ms. Gaeta was Vice President and Corporate Controller at Sientra, Inc., a publicly traded global medical aesthetics company, where she was a member of the executive team and headed the finance department. From 2004 to 2014, Ms. Gaeta worked at KPMG, LLP. Ms. Gaeta held various positions at KPMG, most recently as an Advisory Director in the Transactions and Restructuring Group. Ms. Gaeta received her B.S., cum laude, in Accounting from Loyola Marymount University and is a Certified Public Accountant in the State of California. We believe that Ms. Gaeta adds value to our board of directors based on her extensive experience as an executive officer and her expertise in finance.
Kirtley (Kirt) C. Stephenson joined our board of directors in July 2015 and has served as nonexecutive chair since then. Between May 2011 and December 2013, Mr. Stephenson was President of the U.S. Spine business of Integra LifeSciences Holdings Corporation, where he was responsible for sales, marketing, research and development and other related functions. Mr. Stephenson served as President and CEO of SeaSpine, Inc. from 2002 until it was sold to Integra in May 2011. Mr. Stephenson has over 28 years of experience in the medical device industry with 17 years of experience in the spine market. Prior to cofounding SeaSpine, Inc. in 2002, Mr. Stephenson was Vice President of Sales & Marketing at Alphatec, Inc. Mr. Stephenson received a B.A. in Business Administration from the University of Cincinnati and an M.B.A. degree from Xavier University. We believe that Mr. Stephenson adds value to our board of directors based on his extensive experience in the medical device industry and spine business, including as chief executive officer of SeaSpine, Inc. and president of Integra’s U.S. spine business.
Angela Steinway joined our board of directors in December 2021. Ms. Steinway currently is Vice President, Strategy, Business Development and Private Label at Integra LifeSciences Holdings Corporation, a publicly-traded, multinational medical technology company. Prior to her current role, to which she was appointed in December 2020, Ms. Steinway held roles of increasing responsibility at Integra since joining the company in 2009, including West Area Sales Director – Wound Reconstruction, Executive Director – Enterprise Sales, Global Head of Strategic Initiatives & Investor Relations and Head of Investor Relations & Financial Strategy. Prior to Integra, Ms. Steinway held the role of Securities Analyst, Medical Devices & Diagnostics Equity Research at Oppenheimer & Co (formerly CIBC World Markets) with a focus on the medical technology industry. Ms. Steinway received a B.A. in Economics from the University of Pennsylvania, magma cum laude, and obtained an Executive Education Certificate from The Wharton School of the University of Pennsylvania. She serves as the Treasurer for ProduceGood, a non-profit organization dedicated to redirecting food waste to address hunger in San Diego County. We believe that Ms. Steinway adds value to our board of directors based on her extensive experience as an executive officer in the medical device industry.
Keith C. Valentine has served as our Chief Executive Officer since May 2015, our President since July 2015 and joined our Board of Directors in July 2015. Prior to joining SeaSpine, Mr. Valentine served as President and Chief Operating Officer of NuVasive, Inc. from January 2007 to January 2015 and as President from December 2004 to January 2007, prior to which he served in various senior executive roles in marketing, development and operations since joining NuVasive in 2001. Previously, Mr. Valentine served as Vice President of Marketing at ORATEC Interventions, Inc., a medical device company acquired by Smith & Nephew PLC, and spent eight years in various roles with Medtronic Sofamor Danek including, Vice President of Marketing for the Rods Division and Group Director for the BMP Biologics program, the Interbody Sales Development Effort, and International Sales and Marketing. Mr. Valentine currently serves on the Board of Directors of SI-BONE, Inc., a publicly traded medical device company focused on the treatment of musculoskeletal disorders of the sacro-pelvic anatomy, and serves as chair of its nominating and governance committee. Mr. Valentine received a B.B.A. in Management and Biomedical Sciences from Western Michigan University. We believe that Mr. Valentine adds value to our board of directors based on his extensive experience as an executive officer and director of multiple public and private companies in our industry.
Executive Officers
Set forth below are the names, ages, position, and certain biographical information of each of our executive officers as of March 31, 2022.

Name	Age	Position
Keith C. Valentine	54	President, Chief Executive Officer and Director
John J. Bostjancic	51	Senior Vice President, Chief Financial Officer and Treasurer
Dennis Cirino	52	Senior Vice President, Global Spinal Systems
Tyler Lipschultz	55	Senior Vice President, Orthobiologics and Business Development
Patrick L. Keran	50	Senior Vice President, General Counsel and Secretary
Beau Standish, PhD, P.Eng.	42	President, Enabling Technologies
John J. Winge	53	Vice President, Sales

Biographical information for Mr. Valentine can be found under “—Directors,” above.
John J. Bostjancic has served as our chief financial officer since March 2015 and our treasurer since July 2015 and, in February 2018, was designated a senior vice president. Prior to this, Mr. Bostjancic served as acting chief financial officer of the SeaSpine business within Integra LifeSciences Holdings Corporation since December 2014. Prior to that, he was Integra’s senior vice president of global supply chain from February 2012 through November 2014, where he was responsible for global planning, kitting, distribution, logistics and customer service functions and led the project team implementing the U.S. Food and Drug Administration’s “unique device identifier” rule in 2014. From 2008 until January 2012, Mr. Bostjancic was senior vice president of financial planning & analysis at Integra. Since Mr. Bostjancic joined Integra in 1999, he held roles of increasing responsibility in the finance organization, including corporate controller from 2003 through 2006. Before joining Integra, Mr. Bostjancic was a manager in the accounting standards team at Merck & Co., Inc., a publicly traded global health care company, from 1998 through 1999 and worked in the business assurance organization at PricewaterhouseCoopers from 1993 through 1998. He received his B.S. in accounting from the College of New Jersey.
Dennis Cirino has served as our senior vice president, global spinal systems since July 2018. Mr. Cirino brings over 25 years of spine industry experience with numerous leadership roles in sales and marketing. Prior to joining SeaSpine, he was with NuVasive, Inc., a publicly traded medical device company, where he served in roles of increasing seniority, most recently serving as vice president of market development for computer-assisted surgery. Prior to NuVasive, Mr. Cirino spent ten years at Medtronic, four of which were in Switzerland, where he held senior marketing, development and marketing services positions focused on spinal systems, biologics, and pain stimulation. Mr. Cirino received a B.S./B.A. in Management Information Systems from Duquesne University and an M.B.A. from the University of Notre Dame.
Tyler Lipschultz has served as our senior vice president, orthobiologics and business development since February 2018 and, from July 2015 to February 2018, served as our vice president, orthobiologics and business development. Before joining us, from June 2008 to March 2015, Mr. Lipschultz held positions of increasing responsibility at NuVasive, Inc., a publicly traded medical device company, most recently serving as its executive vice president, global operations and, prior to that, executive vice president, biologics. Prior to joining NuVasive, Mr. Lipschultz was a director at ProtoStar, a medical device incubator that formed Annulex, CVRx, and VERTx, which he co-founded. In 2002, VERTx merged with Spine Wave, where Mr. Lipschultz subsequently served in a variety of roles, including executive vice president and general manager of the mechanical business. Prior to ProtoStar, Mr. Lipschultz held the position of Equity Research Analyst at Piper Jaffray and served in various marketing/product management roles at Stryker, Smith & Nephew, and DePuy. Mr. Lipschultz received a B.A. in economics and business administration from Kalamazoo College and an M.B.A. from the executive program at Krannert School of Management at Purdue University.
Patrick L. Keran has served as our general counsel since October 2015, secretary since June 2016 and, in June 2020, was designated a senior vice president. Prior to joining SeaSpine, Mr. Keran provided strategic and business advisory services to a variety of life sciences companies, including acting as Chief Legal Officer to NAIA Pharmaceuticals, Inc., a privately held international drug development company. From February 2010 to February 2015, Mr. Keran served as president and chief operating officer of Mast Therapeutics, Inc., a publicly held clinical stage biopharmaceutical company, and from August 2006 to February 2010, he served as its general counsel. He also served as Mast’s secretary from September 2006 to February 2015 and served as its principal financial officer from July 2009 to January 2013. Previously, from 2004 to 2006, Mr. Keran was associate general counsel at Ionis Pharmaceuticals, Inc. (formerly known as Isis Pharmaceuticals, Inc.), a publicly held drug discovery and development company. From 1999 to 2004, Mr. Keran practiced corporate law at the law firms of Heller Ehrman LLP and Brobeck Phleger & Harrison LLP, specializing in public and private financings, licensing arrangements, mergers and acquisitions and corporate governance matters. Mr. Keran is licensed to practice law in the State of California. Mr. Keran received a B.A. from the University of California at San Diego and a J.D. from the University of California at Berkeley, Boalt Hall School of Law.
Beau Standish, Ph.D., P.Eng. joined us in May 2021 as President of Enabling Technologies. Dr. Standish served as a co-founder and Chief Executive Officer of 7D Surgical from June 2014 to May 2021, prior to which Dr. Standish was an assistant professor in the Department of Electrical and Computer Engineering at Ryerson University in Toronto Canada. Dr. Standish is an author on more than 50 patents and leads the research, development and commercialization of our machine vision image guidance suite of products. Dr. Standish leverages over 16 years of experience in the medical imaging space to bring products from the idea phase to full commercialization. Dr. Standish received a Bachelors of Engineering from McMaster University in Hamilton, Canada, and a Ph.D. in Medical Biophysics from the University of Toronto, where he was a Terry Fox Scholar of the National Cancer Institute of Canada.
John J. Winge has served as our vice president, sales since June 2015. From August 2008 to June 2015 he served as vice president, sales of the U.S. spine division of Integra LifeSciences Holdings Corporation. He was also vice president, marketing for Integra’s U.S. spine division from June 2011 to September 2013. Mr. Winge joined Integra in August 2008 when Integra acquired Theken Spine, LLC, a privately held medical device company focused on spine, where Mr. Winge served as executive vice president, sales and played an integral role in building Theken Spine from approximately $6 million to roughly $50 million in annual revenue. Prior to joining Theken Spine in 2004, Mr. Winge led the distribution business for REO Spine as the U.S. distributor for Eurosurgical Ltd., a distributor of surgical instrumentation and medical equipment products, from 1999 to 2004. Mr. Winge worked with various independent distributors from 1992 to 1998 as a spine hardware sales representative and manager. Mr. Winge began his medical device career as a sales representative for Sofamor Danek. Mr. Winge received a B.A. in economics from the University of Pittsburgh.

CORPORATE GOVERNANCE MATTERS
Role of the Board of Directors
Our board of directors oversees and provides guidance for our business and affairs. Our board of directors oversees our strategy and business and management’s implementation of them and oversees management.
Board Diversity
Our board of directors is committed to fostering a diversity of backgrounds and perspectives so that our board of directors positions our company for the future. The members of our board of directors represent a mix of ages, genders, races, ethnicities, geographies, cultures, and other perspectives that we believe expand our board’s understanding of the needs and viewpoints of our customers, partners, employees, stockholders, and other stakeholders. Since February 2019, we have welcomed four new independent directors to our board of directors, all of whom were women and two of whom who self-identifies as a member of an underrepresented community, and each of whom brings extensive experience and fresh perspectives to enrich board dialogue and enhance the ability of our board of directors to continue effectively overseeing our business. Most recently, in December 2021, our board of directors welcomed Angela Steinway. We are confident that her background and experience will complement and enhance the effectiveness of our board of directors.
The matrix below provides certain information regarding the composition of our board of directors. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix (As of March 31, 2022)
	Female	Male
Part I: Gender Identity
Directors	3	6
Part II: Demographic Background
Asian	1	0
White	2	6
LGBTQ+	1

Board Independence
Our board of directors has determined that all of our directors are independent under applicable rules of the Nasdaq Stock Market LLC (Nasdaq), other than Mr. Valentine due to his employment by our company. Specifically, the following 8 of our 9 directors are independent under applicable Nasdaq rules: Drs. Bradley and Essig and Messrs. Fekete, Henneman and Stephenson, and Mses. Gaeta, Maniar and Steinway.
Board Leadership Structure
Our leadership is structured such that the chair of our board of directors and chief executive officer positions are separated. We separate the roles of chief executive officer (Mr. Valentine) and chair of the board of directors (Mr. Stephenson) in recognition of the differences between the two roles. Mr. Valentine is responsible for setting the strategic direction for our company and the day-to-day leadership and performance of our company, while Mr. Stephenson sets the agenda for meetings of our board of directors and acts as an interface between our board of directors and our senior leadership team. Mr. Stephenson, an independent director, has extensive executive experience in the medical device industry generally, as well as the specific business segment in which we operate, and brings substantial experience and leadership that enhances the effectiveness of our board of directors as a whole. In addition, because of Dr. Essig’s substantial experience as a public company director and his deep executive experience in the medical device industry generally and the specific business segment in which we operate specifically, our board of directors designated Dr. Essig as lead independent director. As lead independent director, Dr. Essig supplements Mr. Stephenson’s role as chair and provides an additional resource and liaison between our chief executive officer and our independent directors.
Pursuant to our corporate governance guidelines, our board of directors may choose its chair in any manner that it deems to be in the best interests of our company. Our corporate governance guidelines do not require that we separate the roles of chair and chief executive officer or that we designate a lead independent director. However, our board of directors believes this leadership structure is appropriate for our company at this time. Based on our current circumstances, this structure, together with our other corporate governance practices, provides strong independent oversight of management, while ensuring clear strategic alignment throughout our company.
The Board’s Role in Risk Oversight
Our board of directors is responsible for oversight of risks facing our company, while our management is responsible for day-to-day management of risk. Our board of directors, as a whole, directly administers its risk oversight function. Our board of directors as a whole directly oversees our strategic and business risk, including financial risk and information technology and cybersecurity risks, through regular interactions with our management and, from time-to-time, input from independent advisors. In addition, the risk oversight function is also administered through the standing committees of our board of directors, which oversee risks inherent in their respective areas of responsibility, reporting to our board of directors regularly and involving our board of directors as necessary. For example, the audit committee oversees our financial exposure and financial reporting related risks and the compensation committee oversees risks related to our compensation programs and practices. We believe the leadership structure of our board of directors supports its role in risk oversight, with our executive officers responsible for assessing and managing risks facing our company on a day-to-day basis and the chair, lead independent director and other members of our board of directors providing oversight of such risk management.
Board of Directors Meetings
Our board of directors holds at least four regularly scheduled meetings per year and additional special meetings as necessary. During 2021, our board of directors held seven meetings. Each director is expected to prepare for and attend all regularly scheduled and special meetings of the board and all committees on which the director sits (including separate meetings of independent directors), unless unusual circumstances make attendance impractical. Our board of directors may also take action from time to time by written or electronic consent. Our board of directors meets regularly outside the presence of management (other than the chief executive officer) and the independent directors also hold regular executive sessions without management or any non-independent directors present. Mr. Stephenson chairs these executive sessions.
Each of the directors who served during the past year attended at least 75% of the aggregate of the total number of meetings of our board of directors and meetings of committees on which he or she served.
Committees of the Board of Directors
We have three standing committees: audit, compensation, and nominating and corporate governance. Each of these committees has a written charter approved by our board of directors. A copy of each charter can be found under the Investors section of our website at www.seaspine.com. The current members of the committees are identified in the following table. During 2021, the audit committee held five meetings; the compensation committee held six meetings; and the nominating and corporate governance committee held three meetings.

Director	Audit Committee	Compensation Committee	Nominating and Corporate
Governance Committee
Keith Bradley, Ph.D.	—	X*	—
Stuart M. Essig, Ph.D.	—	—	X*
Michael Fekete	X*	—	X
Renee Gaeta	X	—	—
John B. Henneman, III	X	X	—
Shweta Singh Maniar	—	X	—
Kirt C. Stephenson	—	—	X
Angela Steinway	X
Keith C. Valentine	—	—	—

*    Indicates chair of the committee.
Audit Committee
All members of our audit committee meet the requirements for financial literacy under applicable SEC and Nasdaq rules. Our board of directors has determined that Messrs. Fekete and Henneman and Ms. Gaeta are “audit committee financial experts” under applicable SEC rules and that each member of our audit committee has the financial sophistication required under applicable Nasdaq rules. Our board of directors also determined that all members of the audit committee are independent directors, under applicable SEC and Nasdaq rules, including Section 10A of the Securities Exchange Act of 1934, as amended (the Exchange Act). The purpose of the audit committee is to oversee our accounting and financial reporting processes and the audits of our financial statements. This committee’s responsibilities include, among other things:
•appointing our independent registered public accounting firm;
•reviewing the qualifications, independence and quality control procedures of our independent registered public accounting firm and the experience and qualifications of its senior personnel;
•evaluating the performance of our independent registered public accounting firm;
•approving the audit and non-audit services to be performed by our independent registered public accounting firm;
•establishing procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters;
•discussing with management and our independent registered public accounting firm the results of our annual audit and the review of our quarterly unaudited financial statements;
•determining, based upon review of the annual audit and review of our annual financial statements, whether to recommend to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year subject to the audit;
•reviewing, overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;
•discussing with our internal counsel or outside counsel any legal matters brought to its attention that could reasonably be expected to have a material impact on our financial statements;
•preparing the report with respect to our audited financial statements that the SEC requires for inclusion in each of our annual proxy statements;

•reviewing and approving any related party transactions on an ongoing basis;
•reviewing and reassessing, at least annually, its charter and submitting any recommended changes to our board of directors for its consideration; and
•reviewing and evaluating, at least annually, its performance and the performance of its members, including compliance with its charter.
Report of the Audit Committee Related of the Board of Directors
This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
Our management is responsible for the preparation, presentation, and integrity of our financial statements, for the appropriateness of the accounting principles and reporting policies that we use and for establishing and maintaining adequate internal control over financial reporting. RSM US LLP, our independent registered public accounting firm for 2021, was responsible for performing an independent audit of our financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.
The audit committee reviewed and discussed with management our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 (the Form 10-K). The audit committee also reviewed and discussed with RSM US LLP the audited financial statements in the Form 10-K. In addition, the audit committee discussed with RSM US LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the PCAOB) and the SEC. Additionally, RSM US LLP provided to the audit committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding RSM US, LLP’s communications with the audit committee concerning independence. The audit committee also discussed with RSM US LLP its independence from our company.
Based on the reviews and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in the Form 10-K for filing with the SEC.
The foregoing report has been furnished by the audit committee of our board of directors.
Respectfully submitted,
Michael Fekete, Chair
Renee Gaeta
John B. Henneman, III
Angela Steinway

Compensation Committee
The primary purpose of the compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers, including our named executive officers, and non-employee directors and to administer our equity-based compensation plans. The committee ensures that compensation programs are designed with an appropriate balance of risk and reward in relation to our company’s overall business strategy and do not encourage excessive or unnecessary risk-taking behavior. In addition, the committee ensures that such programs encourage high performance, promote accountability and assure that employee interests are aligned with the interests of our stockholders. Our board of directors has determined that all members of the compensation committee are independent directors, under applicable Nasdaq rules.
The committee’s responsibilities include, among other things:
•reviewing our overall compensation strategy, philosophy and practices;
•reviewing and approving the corporate goals and objectives relating to the compensation of our chief executive officer, evaluating the performance of our chief executive officer in light of these goals, and determining and approving the compensation of our chief executive officer based on such evaluation;
•reviewing and approving, at least annually, all elements of compensation of our other executive officers and certain other employees;
•reviewing and evaluating the compensation of our non-employee directors for their service on our board of directors and making recommendations to our board of directors regarding the amount, form and terms of such compensation;
•determining our policy with respect to change of control and “parachute” payments and perquisite benefits;
•reviewing the need for and terms of policies with respect to executive officer stock ownership guidelines and to monitor compliance with such guidelines;
•evaluating its performance and the performance of its members, including compliance with its charter; and
•reviewing and reassessing, at least annually, its charter and submitting any recommended changes to our board of directors for its consideration.
With respect to non-employee director compensation, the compensation committee reviews compensation practices and policies at least annually and makes a recommendation to our board of directors as to the amount, form and terms of non-employee director compensation. Our board of directors, taking the compensation committee’s recommendation into consideration, sets the amount, form and terms of non-employee director compensation.
For additional information regarding the responsibilities of our compensation committee with respect to the compensation of our executive officers, see “Executive Compensation,” below.
Nominating and Corporate Governance Committee
Our board of directors has determined that all members of the nominating and corporate governance committee are independent directors under applicable Nasdaq rules. The purpose of the nominating and corporate governance committee is to assist our board of directors in discharging its responsibilities regarding the identification of qualified candidates to become directors, the selection and recommendation to our board of directors of nominees for election as directors at our annual meetings of stockholders (or special meetings of stockholders at which directors are to be elected), and the selection and recommendation to our board of directors of candidates to fill any vacancies on our board of directors and any committees thereof, the development and recommendation to our board of directors of a set of corporate governance guidelines, oversight of evaluation of our board of directors and taking a leadership role in shaping our corporate governance polices. The committee’s responsibilities include, among other things:
•reporting and making recommendations to our board of directors concerning governance matters;
•recommending the creation of additional committees of our board of directors or the elimination of certain of such committees;
•evaluating its performance and the performance of its members, including compliance with its charter; and
•reviewing and reassessing, at least annually, its charter and submitting any recommended changes to our board of directors for its consideration.

Director Nomination Process
Director Qualifications
Our goal is to assemble a group of directors that collectively provide an appropriate balance of experience, skills and characteristics that enable our board of directors to fulfill its responsibilities. In evaluating director nominees, the nominating and corporate governance committee and board of directors considers, among others, the following factors:
•fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility;
•experience in corporate management, such as serving as an officer or former officer of a publicly held company;
•a general understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment;
•experience relevant to our industry and with relevant social policy concerns;
•experience as a board member or executive officer of other companies; and
•the ability to make independent analytical inquiries.
Other than consideration of the foregoing and other similar factors, there are no specific minimum criteria for director nominees, although the nominating and corporate governance committee may also consider such other factors as it may deem to be in the best interests of our company and stockholders, including the number of other boards of directors on which an individual serves. The nominating and corporate governance committee does, however, believe it appropriate for at least one, and preferably, several, members of our board of directors to meet the criteria for an “audit committee financial expert” under applicable SEC rules, and that a majority of the members of our board of directors are “independent” under applicable Nasdaq rules. The nominating and corporate governance committee also believes it appropriate for our president and chief executive officer to serve as a member of our board of directors. Our directors’ performance and qualification criteria are reviewed annually by the nomination and corporate governance committee.
Identification and Evaluation of Nominees for Directors
The nominating and corporate governance committee identifies nominees for director by first evaluating the current members of our board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating and corporate governance committee’s criteria for board of director service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our board of directors with that of obtaining a new perspective or expertise. Before nominating a sitting director for reelection, the nominating and corporate governance committee will also consider the director’s performance on, participation in and contributions to the activities of our board of directors and the director’s past attendance at meetings of the board and on the committees on which he or she served.
If any member of our board of directors does not wish to continue in service or if our board of directors decides not to re-nominate a member for re-election, the nominating and corporate governance committee may identify the desired skills and experience of a new nominee in light of the criteria above. The nominating and corporate governance committee will take into account the advice and recommendations of other members of our board, our chief executive officer and other members of our senior leadership team, and, in its discretion, may seek third-party resources to assist in the selection and/or evaluation process. The nominating and corporate governance committee may also review the composition and qualification of the boards of directors of our competitors, applicable statutory or Nasdaq requirements and recommendations, and may seek input from industry experts or analysts. The nominating and corporate governance committee reviews the qualifications, experience and background of the candidates. In making its determinations, the nominating and corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best perpetuate the success of our company and represent stockholder interests through the exercise of sound business judgment. After review and deliberation of all feedback and data, the nominating and corporate governance committee makes its recommendation to our board of directors.
The nominating and corporate governance committee evaluates nominees recommended by stockholders in the same manner as it evaluates other nominees. To date, we have not received director candidate recommendations from our stockholders. In the event that we do receive a director candidate recommendation from a stockholder, the nominating and corporate governance committee will conduct an initial evaluation of the proposed nominee and, if it determines the proposed nominee may be a qualified candidate, it will, along with one or more members of our management team, interview the proposed nominee to determine whether he or she might be suitable to serve as a director. If, based on the criteria set forth above and our board of directors’ specific needs at such time, the nominating and corporate governance committee determines the proposed nominee would be a valuable addition to our board of directors, it will recommend to our board of directors such proposed nominee’s nomination. We do not intend to treat stockholder recommendations in any manner different from other recommendations.
Under our corporate governance guidelines and amended and restated bylaws, stockholders wishing to suggest a candidate for director should write to our corporate secretary and provide such information about the stockholder and the proposed candidate as is set forth in our amended and restated bylaws and as would be required by SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. In order to give the nominating and corporate governance committee sufficient time to evaluate a recommended candidate and/or include the candidate in our proxy statement for next year’s annual meeting of stockholders, the recommendation should be received by our corporate secretary at our principal executive offices in accordance with our procedures detailed in the section below entitled “Stockholder Proposals.”
Director Attendance at Annual Meetings of Stockholders
Although we do not have a formal policy regarding attendance by members of our board of directors at the annual meeting of stockholders, we encourage all of our directors to attend. All of our directors who were standing for re-election last year attended last year’s annual meeting of stockholders.
Communications with our Board of Directors
Our stockholders wishing to address questions regarding our business affairs directly to our board of directors, or any individual director, should submit the inquiry in writing to:
SeaSpine Holdings Corporation
Attn: Investor Relations
5770 Armada Drive,
Carlsbad, CA 92008
Stockholders should indicate that they are a stockholder of our company. Depending on the subject matter, investor relations will (alone or in concert with our other personnel, as appropriate): (1) forward the inquiry to the chair of our board of directors or the lead independent director, as appropriate, who may forward the inquiry to a particular director if the inquiry is directed towards a particular director; (2) forward the inquiry to the appropriate personnel within our company; for instance, if it is primarily commercial in nature; (3) attempt to handle the inquiry directly; for instance, if it is a request for information about our company or a stock-related matter; or (4) not forward the inquiry, if it relates to an improper or inappropriate topic or is otherwise irrelevant.
Certain Corporate Governance Documents
Our code of business conduct and ethics, corporate governance guidelines, audit committee charter, compensation committee charter and nominating and corporate governance committee charter are available, free of charge, under the “Investors > Governance > Governance Overview” section of our website at www.seaspine.com. Our code of business conduct and ethics applies to all our employees, officers and directors. We intend to disclose any amendment to, or a waiver from, a provision of our code of conduct and ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and that relates to any element of the code of ethics definition enumerated in paragraph (b) of Item 406 of Regulation S-K by posting such information on our website at the address specified above. The information on our website is not incorporated by reference in, or considered part of, this proxy statement. We will also provide copies of these documents, as well as our other corporate governance documents, free of charge, to any stockholder upon written request to SeaSpine Holdings Corporation, 5770 Armada Drive, Carlsbad, California 92008.
Stockholder Engagement
We value the input we receive from our investors. As part of our investor relations program, we engage with our largest investors throughout the year. We solicit their feedback on issues important to them and aspects of our business. In addition, we regularly monitor developments and best practices with respect to corporate governance matters. As part of these activities, in February 2019, our board of directors approved an amendment to our amended and restated bylaws. The effect of the amendment is to limit the supermajority vote required for our stockholders to amend our bylaws to only specified sections of our bylaws. Before such amendment, no section of our bylaws could be amended, unless such amendment was approved by a supermajority vote of our stockholders (that is, the affirmative vote of the holders of at least 66-2/3% of the voting power of all of our then-outstanding shares entitled to vote generally in the election of directors). As amended, other than with respect to certain specific, enumerated sections, our bylaws may be amended, altered or repealed upon the affirmative vote of a simple majority of the voting power of all of our then-outstanding shares entitled to vote generally in the election of directors. We believe this amendment to our bylaws positively impacts stockholder rights.
Policies Regarding Hedging, Derivatives and Pledging
We prohibit our directors and employees, including our officers, and their respective related parties from (1) engaging in short-term trading in our stock, (2) purchasing (including through any designee) any financial instrument including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions (including through any designee), that hedges or offsets, or are designed to hedge or offset, any decrease in the market value of our equity securities whether granted to them as part of their compensation or held, directly or indirectly, by them, (3) holding any of our stock in a margin account (unless our stock is held in a non-margin position) or buying or stock on margin, and (4) pledging our stock as collateral for a loan or in any other arrangements.

DIRECTOR COMPENSATION
Our non-employee director compensation program compensates our non-employee directors for their service with annual retainers and equity-based compensation. Below is a description of the material terms of that program related to director compensation effective June 2, 2021.
Annual Retainers
Each non-employee director is entitled to receive annual retainers in the following amounts, pro-rated for any partial year of service:

Board Member Annual Retainer	$50,000
Board Chair Additional Annual Retainer	$25,000
Lead Independent Director Additional Annual Retainer	$25,000
Committee Member Annual Retainer	$5,000
Committee Chair Additional Annual Retainer	$10,000

Annual retainers generally are paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than 30 days after the end of such quarter. Non-employee directors may elect to receive shares of restricted stock in lieu of their annual retainer. If a timely election is made, the applicable director will be granted on the date of the annual meeting of stockholders that occurs in the year following such election such number of shares of restricted stock as is equal to such director’s aggregate annual retainer divided by the per share fair market value of our common stock on the grant date, and generally will cover the twelve-month period thereafter. The shares underlying the award will vest with respect to 25% of the shares subject to the award on the last day of each three-month period following the applicable grant date, subject to continued service through the applicable vesting date. To be timely, an election must be made prior to the last day of the calendar year immediately preceding the calendar year for which such election is being made.
Equity Compensation
Initial Awards. Each non-employee director who is initially elected or appointed to serve on our board of directors is granted restricted stock, referred to as an Initial Award, on the date he or she is initially elected or appointed. The number of shares of restricted stock granted equals $100,000 ($150,000 for the board chair) divided by the per share fair market value of our common stock on date he or she is initially elected or appointed. Ms. Steinway was granted an Initial Award when she was appointed to our board of directors in December 2021.
Annual Awards. Each non-employee director serving on our board of directors as of the date of each annual stockholder meeting is granted restricted stock, referred to as an Annual Award, on the date of such meeting. The number of shares of restricted stock granted equals $125,000 ($175,000 for the board chair) divided by the per share fair market value of our common stock on the date of the applicable annual stockholder meeting.
Vesting. Each Initial Award and Annual Award granted under our non-employee director compensation program will vest with respect to 100% of the shares underlying the award on the one-year anniversary of the applicable grant date, subject to continued service through the applicable vesting date. In addition, each award will vest in full upon the director’s death or disability and, if a director stands for reelection at an annual meeting but is not reelected to our board of directors at such annual meeting, any outstanding Annual Award then held by the director will vest in full on the date of such annual meeting.
2021 Non-Employee Director Compensation
The following table summarizes the compensation of our non-employee directors for 2021:
2021 Director Compensation

Name (1)	Fees Earned or Paid in Cash (2)(3)	Stock Awards (4)	Total
	($)	($)	($)
Keith Bradley	65,000	125,000	190,000
Kimberly J. Commins-Tzoumakas	25,000	—	25,000
Stuart M. Essig	90,000	125,000	215,000
Michael Fekete	62,500	125,000	187,500
Renee Gaeta	57,500	125,000	182,500
John B. Henneman, III	55,000	125,000	180,000
Shweta Singh Maniar	40,000	225,000	265,000
Angela Steinway	2,720	100,000	102,720
Kirt C. Stephenson	77,500	175,000	252,500

(1)    Keith Valentine, our president and chief executive officer, is not included in this table because he is an employee and receives no compensation for his service as a director. See “Executive Compensation and Other Information,” below for information regarding the compensation received by Mr. Valentine. Ms. Commins-Tzoumakas resigned from our board of directors in March 2021. Mses. Maniar and Steinway were appointed to our board of directors in April 2021 and December 2021, respectively.
(2)    The directors identified in the table below elected to receive restricted stock awards in lieu of 100% of their 2021 annual retainer, which awards were granted on June 2, 2021, and vest in equal quarterly installments. Accordingly, the dollar amounts in this column represent the aggregate fair market value of such awards determined based on the price of our common stock on the grant date in accordance with ASC Topic 718, Compensation-Stock Compensation (ASC Topic718). See Note 6. Equity and Stock-Based Compensation to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 for details as to the assumptions used to determine the fair value of the awards. The table below indicates the number of shares subject to the award granted to the director and their grant date fair value. Amounts shown below are based on the full grant date fair value of the entire award, regardless of vesting requirements.

Director	Shares of Restricted Stock	Grant Date Fair Value ($)
Keith Bradley	3,251	65,000
Michael Fekete	3,001	60,000

(3)    The directors identified in the table below elected to receive restricted stock awards in lieu of the last two quarterly payments of their 2021 annual retainer, which awards were granted and vested on March 31, 2021 and June 30, 2021. Accordingly, a portion of the dollar amounts in this column represent the aggregate fair market value of such awards determined based on the price of our common stock on the grant date in accordance with ASC Topic 718. See Note 6. Equity and Stock-Based Compensation to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 for details as to the assumptions used to determine the fair value of the awards. The table below indicates the number of shares subject to the award granted to each of them and their grant date fair value. Amounts shown below are based on the full grant date fair value of the entire award, regardless of vesting requirements.

Director	Shares of Restricted Stock	Grant Date Fair Value ($)
Keith Bradley	1,725	32,500
Stuart M. Essig	2,390	45,000
Kirt C. Stephenson	1,991	37,500
Renee Gaeta	1,327	25,000

(4)    For Drs. Bradley and Essig, Messrs. Fekete, Henneman and Stephenson and Ms. Gaeta, the amount represents the fair market value of restricted stock awards granted as Annual Awards. For Ms. Maniar the amount represents the aggregated fair market value of restricted stock awards granted as Initial Awards and Annual Awards. For Ms. Steinway the amount represents the fair market value of restricted stock awards granted as Initial Awards. The aggregated fair market value of the Initial Awards and the Annual Awards are determined based on the price of our common stock on the grant date in accordance with ASC Topic 718. See Note 6. Equity and Stock-Based Compensation to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 for details as to the assumptions used to determine the fair value of the awards. The Annual Awards will vest on June 2, 2022.
The table below indicates the aggregate number of restricted stock awards outstanding and the aggregate number of shares subject to stock options outstanding held by our non-employee directors as of December 31, 2021:

Director	Restricted Stock Awards	Shares Subject to Outstanding Stock Options
Keith Bradley	7,878	76,337
Stuart M. Essig	6,253	130,198
Michael Fekete	7,753	83,021
Renee Gaeta	6,253	—
John B. Henneman, III	6,253	76,337
Shweta Singh Maniar	11,836	—
Angela Steinway	7,782	—
Kirt C. Stephenson	8,754	117,117

EXECUTIVE COMPENSATION
We are a global medical technology company focused on the design, development and commercialization of surgical solutions for the treatment of patients suffering from spinal disorders. We have a comprehensive portfolio of orthobiologics and spinal implant solutions, as well as a market-leading surgical navigation system, to meet the varying combinations of products that neurosurgeons and orthopedic spine surgeons need to perform fusion procedures in the lumbar, thoracic and cervical spine. We believe this broad combined portfolio is essential to meet the “complete solution” requirements of these surgeons. We report revenue in two product categories: (i) orthobiologics and (ii) spinal implants and enabling technologies. Our orthobiologics products consist of a broad range of advanced and traditional bone graft substitutes designed to improve bone fusion rates following a wide range of orthopedic surgeries, including spine, hip, and extremities procedures. Our spinal implants and enabling technologies portfolio consists of an extensive line of products and image-guided surgical solutions to facilitate spinal fusion in degenerative, minimally invasive surgery (MIS), and complex spinal deformity procedures. Expertise in orthobiologic sciences and spinal implants, software and advanced optics product development allows us to offer surgeon customers a differentiated portfolio and a complete solution to meet their patients' fusion requirements. We currently market our products in the United States and in approximately 30 countries worldwide.
We are dedicated to providing a comprehensive portfolio of innovative, procedurally focused products designed to work together to drive fusion. The latest advancements in bone biology and materials science guide the development of in-house manufactured advanced orthobiologics and proprietary spinal implant technology engineered to address the many nuances of spinal pathology. The integration of our products with our proprietary machine vision FLASHTM surgical navigation system has produced market-leading surgical workflows, while greatly reducing harmful radiation to all stakeholders and individuals involved in surgical procedures. Our products can be tailored to meet individual patient needs, delivering both clinical and economic value to patients, surgeons, and hospital systems. Our executive management team has extensive experience in the spine and medical technology industries. We believe that our management team, combined with our competitive strengths, will enable us to continue to grow our revenue and increase our presence in the markets we serve.
Business Performance Highlights
Throughout 2021, our company continued to face significant challenges as a result of the COVID-19 pandemic; in particular, due to the emergence of the delta and omicron variants. The pandemic materially and adversely impacted our business, financial condition and results of operations in 2021, and could materially and adversely impact us in 2022 and beyond. These impacts include the deferral of procedures using our products and disruptions or restrictions resulting from staffing shortages, both at facilities at which surgical procedures using our products are performed and among our suppliers. As jurisdictions throughout the world continue to deal with and respond to the pandemic and newly emerging variants and subvariants, such as BA.2, the degree of the foregoing impacts may increase in scope or magnitude or we may experience additional material adverse impacts in one or more regions.
In the face of ongoing operational challenges, our senior leadership team led us through continued uncertainty and responded timely and successfully to the challenges we faced arising from and related to the pandemic, including taking steps to protect the health and safety of our employees and other stakeholders, while ensuring our ability to fulfill our essential business activities and responsibly manage cash flow and expenses without sacrificing long-term growth opportunities and maximization of stockholder value. Key accomplishments included:
•Closing the acquisition of 7D Surgical and it’s market-leading surgical navigation system, while timely and efficiently integrating its Canadian operations.
•Closing a greater than $100 million financing, which provided growth capital that allowed our company to aggressively invest in innovation and disruptive enabling technologies, advance our product portfolio, and attract transformative new distribution partners.
•Launching multiple products and systems that contributed more than $12 million of revenue in 2021 and are projected to contribute more than $32 million of revenue in 2022.
•Expanding our U.S. distribution team though new exclusive or near-exclusive partners in key markets.
•Attracting key new sales and commercial operations leadership, while retaining critical existing employees in a highly competitive and evolving labor market.

Our Executive Compensation Philosophy
Our executive compensation program is based on a pay-for-performance philosophy and is designed to:
•Enable our company to attract, motivate, and retain highly-qualified senior executives who have the skills to drive our continued growth and success;
•Provide fair and equitable compensation that rewards executives for achieving specified financial goals and other key metrics;
•Link a substantial portion of executives’ total potential compensation to our company’s performance on both a long-term and short-term basis; and
•Align the interests of our executives with those of our stockholders, which we believe ultimately will drive stockholder value.

Our executive compensation program is based on a pay-for-performance philosophy and is designed to:

Consistent with our overall executive compensation philosophy, named executive officers are rewarded for their strong leadership and individual performance, while providing them with equity incentives to ensure alignment of their interests with those of our stockholders. Our current executive compensation program primarily includes (1) base salary, (2) annual performance-based incentive compensation, typically in the form of cash, and (3) long-term incentive compensation in the form of stock options and restricted stock units. This equity compensation aligns the long-term interests of executive officers with those of our stockholders and otherwise encourages the achievement of superior results over an extended time period.
2021 Named Executive Officers
Our named executive officers for our fiscal year ended December 31, 2021 are:

Name	Position
Keith C. Valentine	President, Chief Executive Officer and Director
John J. Bostjancic	Senior Vice President, Chief Financial Officer and Treasurer
Beau Standish	President, Enabling Technologies
Role of the Compensation Committee

The compensation committee of our board of directors, comprised of three independent directors, assists our board of directors in discharging its responsibilities in respect of compensation of our executive officers. Our compensation committee oversees our executive officer compensation philosophy and reviews and approves the corporate goals and objectives relating to the compensation of our chief executive officer, evaluates his performance in light of these goals, and determines and approves the compensation of our chief executive officer based on such evaluation.
In setting the compensation of our other executive officers, our compensation committee takes into consideration the recommendations of our chief executive officer, who presents the committee with assessments of the performance of our company and individual members of our senior leadership team, including our executive officers, including against pre-established corporate goals, and proposals for executive officer compensation packages. Our chief executive officer also makes proposals regarding the terms of our equity incentive plans, in which all of our employees and directors may be eligible to participate, long-term equity incentive awards under such plans, and the terms of and goals under our short-term incentive plans, including guidelines for each performance period under our annual incentive program. From time to time, other executive officers are invited to make presentations or provide financial or other information to our compensation committee to assist it in setting and assessing the achievement of corporate goals and reviewing other aspects of executive compensation. The compensation committee typically meets in executive session following presentations by management. While our chief executive officer may be present during the compensation committee’s deliberation and determination of other executive officers’ compensation, he is not present during the compensation committee’s deliberation and determination of his own compensation. Our compensation committee’s decisions are made by it in its sole discretion.
With respect to our executive officer compensation program, the compensation committee also: (1) reviews competitive practices and trends to determine the adequacy of our executive compensation program; (2) reviews and considers participation and eligibility in the various components of our total executive compensation package; and (3) as deemed necessary or appropriate, approves employment contracts, severance arrangements, change in control provisions and other agreements.
Role of the Independent Compensation Consultant
During 2021, our compensation committee engaged the compensation consulting firm, Willis Towers Watson (WTW), to provide advice regarding executive officer and non-employee director compensation practices and programs. WTW reports directly to our compensation committee and interacts with our senior leadership team at the committee’s direction. WTW was engaged primarily to assist our compensation committee in its review and assessment of our executive and director compensation program.
In September 2021, WTW proposed, and the compensation committee approved, changes to the peer group, which was last approved in 2020, to reflect mergers-and-acquisitions activity and our relative revenue positioning based on our anticipated growth. Thereafter, WTW conducted a competitive assessment of our executive compensation program by compiling market data from the updated peer group and published surveys and provided recommendations to the compensation committee with respect to our executive compensation program. WTW also provided information with respect to incorporating the 7D Surgical transaction into our executive compensation program. WTW did not perform work for us in 2021 except under its engagement by our compensation committee. The compensation committee conducted a conflict of interest assessment in January 2021, which included taking into consideration the factors set forth in Rule 10C-1(b)(4) under the Exchange Act and applicable Nasdaq rules, and concluded that WTW was independent and that the engagement of WTW raised no conflict of interest under applicable SEC and NASDAQ rules.
Stockholder Input on Executive Compensation
Our board of directors believes in proactive engagement, communication and transparency with our stockholders. We are committed to ongoing engagement with our investors on a wide range of matters, and each year, we participate in investor conferences and hold meetings with our institutional stockholders to discuss our financial performance, business strategy and corporate governance practices. Our outreach efforts take place through virtual meetings, in-person meetings (as appropriate under the circumstances) and written correspondence. In evaluating the design of our executive compensation program generally, and the compensation decisions for our named executive officers specifically, our compensation committee will consider stockholder input, including the advisory “say-on-pay” vote at this year’s annual meeting.

Summary Compensation Table
The following table sets forth information concerning the compensation of our named executive officers for our last two completed fiscal years.
2021 Summary Compensation Table

				Stock	Option	Non-Equity	All Other
						Incentive Plan
		Salary	Bonus	Awards	Awards	Compensation	Compensation
Name and Principal Position	Year	($)	($)	($)(1)	($)(1)	($)(2)	($)(3)	Total ($)
Keith Valentine	2020	563,164	—	438,953	676,913	410,000	4,125	2,093,155
Chief Executive Officer	2021	611,328	—	1,324,994	2,067,422	369,000	4,125	4,376,869
John Bostjancic	2020	387,000	—	200,855	318,830	165,500	4,125	1,076,310
Chief Financial Officer	2021	415,125	—	349,997	546,111	157,248	4,125	1,472,606
Beau Standish(4)	2021	166,194	—	—	946,000	75,250	—	1,187,444
President, Enabling Technologies

(1)    Represents the grant date fair value, determined in accordance with ASC Topic 718, Compensation-Stock Compensation (ASC Topic 718), of awards of restricted stock units (RSUs) and options, as applicable, granted to the named executive officers. See Note 6 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 for details as to the assumptions used to determine the fair value of these awards. Amounts shown are based on the full grant date fair value of the entire award, regardless of vesting requirements.
(2)    Represents amounts paid to the named executive officers under our annual incentive program for corporate and individual performance.
(3)    Amounts consist of matching contributions we made under our 401(k) plan.
(4)    Dr. Standish joined our company in May 2021 as President of Enabling Technologies in connection with our acquisition of 7D Surgical. His salary was paid in Canadian dollars and has been converted to U.S. dollars using a currency exchange rate of 0.8:1.0, which was the average currency exchange rate during his employment with us during 2021. All amounts reflected in this Executive Compensation section that were paid to Dr. Standish in Canadian dollars have been converted to U.S. dollars using this exchange rate.

Narrative to Summary Compensation Table
Base Salaries
Our named executive officers’ base salaries are set by our compensation committee to be commensurate with their positions as named executive officers of a public company and are expected to provide a steady source of income sufficient to permit these officers to focus their time and attention on their work duties and responsibilities.
Adjustments to the base salary of our named executive officers are reflective of factors such as the scope of their responsibilities, background, track record, training and experience, as well as competitive external market positioning and the overall market demand for such executives at the time compensation decisions are made. As with total executive compensation, we intend that executive base salaries should be competitive with the range of salaries for executives in similar positions and with similar responsibilities. An executive’s base salary will be evaluated together with components of the executive’s other compensation to ensure that the executive’s target and actual total compensation is consistent with our overall compensation philosophy.
Accordingly, as of February 28, 2021, the 2021 annual base salaries for Messrs. Valentine and Bostjancic were increased from $588,108 and $403,650, respectively, to $615,000 and $416,000. Dr. Standish joined our company on May 20, 2021 in connection with our acquisition of 7D Surgical with an annual base salary of $272,000.
In January 2022, our compensation committee determined to “freeze” the base salaries of all members of the senior leadership team, including our named executive officers, other than in connection with an individual’s promotion or comparable adjustment. Accordingly, the base salaries of our named executive officers for 2022 remained as follows: Mr. Valentine, $615,000; Mr. Bostjancic, $416,000; and Dr. Standish, $272,000.
Annual Incentive Program
In February 2019, our compensation committee established an annual incentive program under our Amended and Restated 2015 Incentive Award Plan. The annual incentive program provides annual bonus opportunities for the senior leadership team members designated as participants by our compensation committee, including each of our named executive officers. The annual incentive program is designed to motivate and reward participants for their contributions to our company. The potential amount of the bonuses awarded is based on corporate and individual performance. Our compensation committee establishes the corporate performance metrics at the beginning of each fiscal year and also determines the relative weight of those metrics. A portion of a participant’s annual bonus will also be determined in the discretion of our compensation committee based on the participant’s individual performance and such other factors as our compensation committee deems appropriate. The payout level for each participant’s annual bonus will range between 0% and 200% of the target bonus amount established by our compensation committee. Generally, a participant must remain employed with us through the date of payment of his or her annual bonus to remain eligible to receive such bonus.
In January 2021, our compensation committee established guidelines for the 2021 performance period of the annual incentive program. The target bonus amount for the named executive officers for 2021 was 100% of base salary for Mr. Valentine and 60% of base salary for Mr. Bostjancic. While Dr. Standish was not formally a participant in the annual incentive program, our compensation committee evaluated his performance as if he were a participant with a target bonus amount for 2021 of 45% of 2021 base salary (non-pro-rated). For 2021, 75% of each participant’s annual bonus was determined based on achievement relative to corporate performance metrics and 25% was determined based on individual performance. The corporate performance metrics for 2021 were revenue, free cash flow, and product development and launches, weighted 50%, 30% and 20%, respectively. The guidelines set forth achievement levels within each corporate performance metric (corresponding to payout levels ranging from 50% to 150%), though achievement levels are intended as benchmarks, rather than binary requirements or minimums / maximums, and do not mandate linear interpolation between achievement levels. Free cash flow is cash flow from operations, less capital expenditures, both calculated in accordance with GAAP. Free cash flow is a non-GAAP financial measure within the meaning of Regulation G. Appendix A to this proxy statement includes a reconciliation of such non-GAAP financial measure to the most directly comparable financial measures prepared in accordance with GAAP.
The corporate and individual performance metrics under the annual incentive program for the 2021 performance period assumed the anticipated deferral of surgical procedures in the first-half of the year would be fully recovered in the second-half of the year, while acknowledging that the impact of COVID-19 on our company’s business remained uncertain and that, in the event COVID-19 significantly and negatively impacted operational and financial performance in 2021, it may be appropriate for the compensation committee to consider exercising discretion in determining annual incentive payments with respect to the 2021 performance period.
In addition, the acquisition of 7D Surgical, which was announced on March 22, 2021 and closed on May 20, 2021, was not contemplated at the time our compensation committee established guidelines for the 2021 performance period. The acquisition of 7D Surgical was a significant, transformational event that our compensation committee determined was important to consider in evaluating the performance of all members of the senior leadership team, including our named executive officers, for the 2021 performance period. Accordingly, in July 2021, WTW reviewed various approaches to incorporating the 7D Surgical acquisition into the guidelines for the 2021 performance period. In early August 2021, after the closing of the transaction and appropriate time to identify key areas for near-term focus, and consistent with WTW input, our compensation committee established a framework for evaluating management performance as it relates to 7D Surgical. The framework consisted of five “focus areas” (encompassing closing success and efficiency; integration; post-closing placement success; post-closing innovation success; and strategic direction and future steps), with each focus area having a variety of specific “evaluation factors” to assist performance assessment within each focus area.
In December 2021, January 2022 and February 2022, the compensation committee met formally to consider, among other things, the corporate and individual metrics established for the 2021 performance period, including the impact that the pandemic had on our business and operations, and performance against the 7D surgical “evaluation factors” established in August 2021, and whether, and the extent to which, to use discretion under the annual incentive program in determining annual incentive payments with respect to the 2021 performance period. The compensation committee determined to use its discretion under the annual incentive program to establish a corporate performance achievement level at 60% for the entire population of annual incentive program participants, including Dr. Standish and our other named executive officers, resulting in Messrs. Valentine and Bostjancic and Dr. Standish, earning a bonus of $369,000, $157,248 and $75,250, respectively, for 2021. In exercising its discretion, the compensation committee, in consultation with WTW, considered a wide-range of factors, including, among others:
•that the preset corporate performance metrics established in January 2021 did not provide a meaningful measure of our company’s performance, including as a result of the opportunistic acquisition and successful integration of 7D Surgical, our success executing our distributor recruiting and product launch objectives, which are expected to generate sustainable, long-term revenue growth and operating leverage, and the fact that assumptions underlying the metrics related to the ongoing impact of the pandemic did not prove accurate;
•our named executive officers’ strong performance and leadership in 2021, as outlined above under “Business Performance Highlights,” balanced by our company’s actual operating performance during the year, even though aspects of that performance resulted from the effect of the pandemic and circumstances that reasonably were not within management’s control;
•a highly competitive employment environment and the influence of compensation practices in our industry on the ability to retain, as well as attract, qualified executive leadership.
In February 2022, our compensation committee established guidelines for the 2022 performance period of the annual incentive program. Target bonuses under the annual incentive program for the named executive officers for 2022 will be as follows: 100% of base salary for Mr. Valentine, 60% of base salary for Mr. Bostjancic, and 45% of base salary for Dr. Standish. For 2022, 75% of each participant’s annual bonus will be determined based on achievement relative to corporate performance metrics and 25% will be determined based on individual performance. The corporate performance metrics for 2022 will be revenue, free cash flow, and product development and launches, weighted 50%, 40% and 10%, respectively. The guidelines set forth achievement levels within each corporate performance metric (from 50% to 150%), though achievement levels are intended as benchmarks, rather than binary requirements or minimums / maximums, and do not mandate linear interpolation between achievement levels.
Equity Compensation
In 2018, our compensation committee granted RSUs to each of our named executive officers. In subsequent years, including in 2021, in part to enhance the performance-based element of our equity compensation and focus on driving long-term stockholder value, rather than grant equity awards consisting solely of RSUs to our named executive officers, our compensation committee granted our named executive officers a combination of stock options and RSUs. The equity awards described below in this “Equity Compensation” section were based in part on recommendations from WTW following its market-based assessment of the competitiveness of our executive compensation program. The equity award levels increased alignment of our named executive officer compensation levels with our compensation philosophy and were supported by strong individual performance.
In January 2021, Messrs. Valentine and Bostjancic were granted annual equity awards (a combination of stock options and RSUs) with a combined value equal to approximately $3,392,416 and $896,108, respectively. In connection with joining our company following our acquisition of 7D Surgical, in June 2021, Dr. Standish was granted a stock option with a value equal to approximately $946,000.
The material terms of the equity awards granted to our named executive officers through the end of fiscal 2021, including the number of shares subject to the equity awards, their vesting schedule and exercise price and expiration date of the stock options, are described in footnotes to the table set out in “Outstanding Equity Awards at Fiscal Year-End,” below.
In February 2022, Messrs. Valentine and Bostjancic were granted annual equity awards with a combined value equal to approximately $3,000,000 and $875,000, respectively, which were in addition to the performance stock options described below. Dr. Standish was not granted an annual equity award in 2022 in light of the fact that the size of the award he was granted in June 2021, when he joined the company, was increased in anticipation of him not receiving an annual award in 2022.
As a means to enhance the performance-orientation of our executive compensation program, increase alignment with stockholders, and retain and provide additional incentive to critical employees, also in February 2022, each member of our senior leadership team, including Dr. Standish and our other named executive officers, was granted a performance stock option to purchase a number of shares of our common stock equal to approximately 25% of each individual’s 2022 base salary. The exercise price for all performance stock options was $15.00, which reflected an 18% premium above the closing price per share of our common stock of $12.67 on the date the “performance” stock options were granted. Our compensation committee determined the “performance” stock options were appropriate to maintain desirable management continuity in a highly competitive employment environment, particularly when our business and operational performance may not be reflective of management’s performance, in part due to the effects of the pandemic throughout 2021. However, the compensation committee also determined that setting the exercise price above then-current market value was appropriate and ensured management was appropriately aligned with stockholders and rewarded for value-creation.

Other Elements of Compensation
Retirement Plans
We maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms generally applicable to other full-time employees. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, and making matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies. We provide matching contributions to our employees equal to 100% of the first 3% of their eligible compensation, up to a maximum matching contribution of $4,125 per employee.
Employee Benefits and Perquisites
Additional benefits available to our employees, including our named executive officers, include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage.
Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the number of shares of our common stock underlying outstanding equity awards for each named executive officer as of December 31, 2021.

	2021 Outstanding Equity Awards at Fiscal Year End
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable*	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)*	Market Value of Shares or Units of Stock that Have Not Vested ($)(9)
Keith Valentine	1/28/2021	—	261,699(7)	16.86	1/28/2029	78,588(8)	$1,070,369
	4/23/2020(1)	8,871	—	9.93	4/23/2028	—	$—
	1/1/2020	53,301(5)	68,529(5)	12.01	1/1/2028	24,366(9)	$331,865
	1/1/2019	53,543(6)	24,388(6)	18.24	1/1/2027	7,789(10)	$106,086
	1/27/2016(2)	149,074	—	14.19	1/27/2024	—	—
	8/1/2015(3)	325,000	—	15.68	8/1/2023	—	—
John Bostjancic	1/28/2021	—	69,128(7)	16.86	1/28/2029	20,759(8)	$282,738
	4/23/2020(1)	6,089	—	9.93	4/23/2028	—	$—
	1/1/2020	24,389(5)	31,357(5)	12.01	1/1/2028	11,150(9)	$151,863
	1/1/2019	12,250(6)	5,568(6)	18.24	1/1/2027	5,346(10)	$72,813
	1/27/2016(2)	64,599	—	14.19	1/27/2024	—	—
	8/1/2015(3)	62,000	—	15.68	8/1/2023	—	—
Beau Standish	6/2/2021(4)	100,000	—	19.99	6/2/2029	—	—
*    In the footnotes below, the vesting that will occur in the future is subject to the officer continuing to be employed with us through the applicable vesting date.
(1)    The option fully vested and became exercisable on June 21, 2020.
(2)    This option vested in equal quarterly installments over four years, with the first installment vesting on the later of (a) March 31, 2016 or (b) the first anniversary of the officer’s first day of employment with us, at which time the portion of the option that would have vested but for this one-year cliff, vested. This option began vesting for Messrs. Valentine and Bostjancic in June 2016, March 2016 and August 2016, respectively, and fully vested on December 31, 2019 for each of them.
(3)    This option vested as to 25% of the underlying shares on May 1, 2016, and the remaining 75% vested in twelve substantially equal quarterly installments thereafter.
(4)    This option will vest as to 25% of the underlying shares on January 1, 2023, and the remaining 75% vested or will vest in twelve substantially equal quarterly installments thereafter.
(5)    This option vested as to 25% of the underlying shares on January 1, 2021, and the remaining 75% vested or will vest in twelve substantially equal quarterly installments thereafter.
(6)    This option vested as to 25% of the underlying shares on January 1, 2020, and the remaining 75% vested or will vest in twelve substantially equal quarterly installments thereafter.
(7)    This option vested as to 25% of the underlying shares on January 28, 2022, and the remaining 75% vested or will vest in twelve substantially equal quarterly installments thereafter.

(8)    Represents shares subject to RSUs, 26,196 shares and 6,919 shares which vested on January 28, 2022 for Messrs. Valentine, and Bostjancic, respectively, and the balance of which will vest in equal installments on each of January 28, 2023 and January 28, 2024.
(9)    Represents shares subject to RSUs, 12,183 shares and 5,575 shares which vested on January 1, 2022 for Messrs. Valentine and Bostjancic, respectively, and the balance of which will vest on January 1, 2023.
(10)    Represents shares subject to RSUs, all of which vested on January 1, 2022 for Messrs. Valentine and Bostjancic.
(11)    The dollar amounts shown in this column are calculated by multiplying the number of shares shown in the adjacent column by the closing market price of our common stock as reported on Nasdaq on December 31, 2021 ($13.62), the last trading day of our fiscal year.
Executive Compensation Arrangements
Keith Valentine Employment Agreement
On April 28, 2015, we entered into an employment agreement with Keith Valentine, pursuant to which he serves as our chief executive officer. Mr. Valentine’s employment commenced May 1, 2015 and, his employment under that agreement was amended on April 30, 2019 to extend Mr. Valentine’s employment with us through the date his employment is terminated. Absent the amendment, his employment with us under the employment agreement would have terminated on May 1, 2019. Mr. Valentine’s employment with us remains “at-will” and may be terminated by either us or Mr. Valentine, with or without cause.
His initial annual base salary was $500,000 and is subject to annual review and may be increased in the discretion of the compensation committee of our board of directors. Mr. Valentine is eligible for an annual bonus opportunity targeted at least at 85% of his annual base salary.
Mr. Valentine received a nonqualified stock option to purchase 325,000 shares of our common stock with a term of eight years and that vested with respect to 25% of the shares on May 1, 2016 and, with respect to the remaining 75% of the shares, vested in equal quarterly installments over the following three-year period, subject to his continued service through the applicable vesting date. Mr. Valentine is eligible to receive a discretionary annual equity award as determined by our compensation committee in its sole discretion. The amount, form and mix of such award is determined by our compensation committee in its discretion after giving consideration to annual equity-based awards granted to chief executive officers in our peer group.
If Mr. Valentine’s employment is terminated outside the context of a change in control by us other than for “cause,” or as a result of death or “disability,” or by Mr. Valentine for “good reason” (each, as defined in his employment agreement), then, in addition to accrued amounts:
•he will receive a lump sum payment equal to 2.99 times his annual base salary;
•he will receive company-subsidized healthcare continuation coverage for Mr. Valentine and his dependents for up to eighteen months after his termination date;
•the vesting of any equity awards that are outstanding immediately prior to such termination and that vest solely based on the passage of time will be accelerated; and
•he will be eligible to receive a pro-rated annual bonus for the year in which the termination occurs.
If Mr. Valentine’s employment is terminated within twelve months following a change in control by us other than cause, death or disability, or by Mr. Valentine for good reason, then he will be entitled to receive the same payments and benefits as described above, except he will receive a lump sum payment equal to 2.99 times the sum of his annual base salary and target bonus opportunity.
Mr. Valentine’s right to receive the severance payments described above is subject to Mr. Valentine executing a general release of claims in our favor. In addition, to the extent that any payment or benefit received in connection with a change in control would be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the Code), such payments and/or benefits will be subject to a “best pay cap” reduction, if such reduction would result in a greater net after-tax benefit to Mr. Valentine than receiving the full amount of such payments.
Mr. Valentine’s employment agreement contains an employee non-solicitation covenant that extends for 18 months following termination of his employment. We agreed to reimburse Mr. Valentine for up to $35,000 in legal fees and expenses incurred in connection with the drafting, review and negotiation of his employment agreement and the option agreement related to the stock option to purchase 325,000 shares of our common stock described above.
Senior Leadership Retention and Severance Plan
In January 2016, our compensation committee adopted the Senior Leadership Retention and Severance Plan, or the Severance Plan. The Severance Plan provides our named executive officers (other than Mr. Valentine, who is not an eligible participant) and the other members of our senior leadership team with certain severance benefits.
Under the Severance Plan, if a participant’s employment is terminated prior to a change in control or more than twelve months following a change in control by us without “cause” (and other than by reason of death or disability) or by the participant for “good reason” (each as defined in the Severance Plan), then the participant will be entitled to a lump sum payment equal to his or her annual base salary, less his or her accrued but unused paid time off.

Under the Severance Plan, if a participant’s employment is terminated within twelve months following a change in control by us without cause (and other than by reason of death or disability) or by the participant for good reason, then the participant will be entitled to the following payments and benefits:
•A lump sum payment equal to two times his or her annual base salary, less his or her accrued but unused paid time off;
•A lump sum payment equal to the estimated monthly premium cost of continuing health care coverage (including, without limitation, medical, dental and vision coverage) for the participant and his or her dependents who are covered immediately prior to the termination under the federal law known as COBRA for twenty-four months; and
•Accelerated vesting of any equity awards that are outstanding immediately prior to such termination and that vest solely based on the passage of time. In addition, as applicable, each such award shall remain exercisable until the date that is twelve months after the date of termination (which, for these purposes, will be deemed to have occurred on the vesting date that would have occurred immediately following the termination, had such termination not occurred) (but in no event beyond the original expiration date of such award).
A participant’s right to receive the severance payments pursuant to the Severance Plan is contingent on the individual signing and delivering to us a general release of claims in our favor. In addition, to the extent that any payment or benefit received in connection with a change in control would be subject to an excise tax under Section 4999 of the Code, such payments and/or benefits will be subject to a “best pay cap” reduction, if such reduction would result in a greater net after-tax benefit to the participant than receiving the full amount of such payments.
Policies Regarding Tax Deductibility of Compensation
We aim to design and approve executive compensation plans in a manner that is tax-efficient for us without sacrificing the effectiveness of the incentive programs being offered to executives. The compensation committee considers the effect of applicable tax regulations, including Section 162(m) of the Code, which generally disallows a tax deduction to public corporations for non-qualifying compensation in excess of $1.0 million paid to the “covered employees.” Prior to the 2017 Tax Cuts and Jobs Act, covered employees generally consisted of our chief executive officer and each of the next three highest compensated officers serving at the end of the taxable year other than our chief financial officer, and compensation that qualified as “performance-based” under Section 162(m) was exempt from this $1 million deduction limitation. As part of the 2017 Tax Cuts and Jobs Act, the ability to rely on this exemption was, with certain limited exceptions, eliminated; in addition, the definition of covered employees was expanded to generally include all named executive officers. Although the tax deductibility of executive compensation is an important consideration, the compensation committee may approve compensation that does not qualify for deductibility where it is appropriate to do so. In addition, although we historically considered certain performance-based incentive plans that may have permitted the payment of compensation deductible under Section 162(m), subject to the limited transition relief rules in the 2017 Tax Cuts and Jobs Act, we may no longer be able to take a deduction for any compensation in excess of $1 million that is paid to a covered employee.
Compensation Committee Interlocks and Insider Participation
During 2021, no member of our compensation committee was one of our officers or employees, or was one of our former officers, or had any relationship requiring disclosure under Item 404 of Regulation S-K. During 2021, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS
Our amended and restated certificate of incorporation and our amended and restated bylaws provide for the classification of our board of directors into three classes, as nearly equal in number as possible and with staggered terms of office, and provide that upon the expiration of the term of office for a class of directors, nominees for such class shall be elected for a term of three years or until their successors are duly elected and qualified, provided that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal.
At the annual meeting, three nominees for director are to be elected as Class I directors for a three-year term expiring at our 2025 annual meeting of stockholders and until such individual’s successor is elected and qualified. The Class II and Class III directors have one year and two years, respectively, remaining on their terms of office.
The nominees for election as Class I directors at the annual meeting, who were recommended for nomination by the nominating and corporate governance committee of our board of directors, are Keith Bradley, Michael Fekete and John B. Henneman, III, each of whom is currently a member of our board of directors.
Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of Messrs. Bradley, Fekete and Henneman. Each of them has consented to serving as a nominee, being named in this proxy statement, and serving on our board of directors, if elected. If any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxy holders may vote for any nominee designated by our board of directors to fill the vacancy.
All of our directors have significant leadership experience derived from their professional experience and service as executives or board members of other companies. The process undertaken by the nominating and corporate governance committee in recommending qualified director candidates is described above under “Corporate Governance Matters—Director Nominations Process.”
Vote Required
If a quorum is present at the annual meeting, the three nominees receiving the highest number of votes will each be elected to our board of directors.
OUR BOARD OF DIRECTORS UNANIMOUSLY
RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE
ELECTION OF KEITH BRADLEY, MICHAEL FEKETE AND JOHN B. HENNEMAN, III.

PROPOSAL NO. 2:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee selected RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 and directed that management submit the selection for ratification by our stockholders at the annual meeting. RSM US LLP audited our financial statements for the fiscal year ending December 31, 2021. One or more representatives of RSM US LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.
Stockholder ratification of the selection of RSM US LLP as our independent registered public accounting firm is not required by Delaware law, our amended and restated certificate of incorporation, or our amended and restated bylaws. However, the selection of RSM US LLP to our stockholders for ratification is being submitted as a matter of good corporate practice. If our stockholders fail to ratify the selection, our audit committee will reconsider whether to retain the firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of our company and our stockholders.
Vote Required
Assuming a quorum is present at the annual meeting, this proposal will be approved if a majority of the voting power of the shares entitled to vote on this proposal represented in person or by proxy vote “FOR” this proposal.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL.
Independent Registered Public Accounting Firm’s Fees
The following table represents aggregate fees billed to us by RSM US LLP for services rendered for the year indicated.

	Year Ended December 31, 2020	Year Ended December 31, 2021
Audit Fees (1)	$821,650	$1,259,627
Audit Related Fees (2)	77,695	254,150
Tax Fees (3)	—	—
	$899,345	$1,513,777

(1)    Audit Fees consist of fees billed for professional services for audit and the review of our quarterly reports on Form 10-Q, statutory audits, and related services that are normally provided in connection with regulatory filings or engagements.
(2)    Audit Related Fees consist of fees for services related to an employee benefit plan audit and professional services in connection with SEC registration statements.
(3)    We did not engage RSM US LLP to perform any professional services for tax compliance, tax advice or tax planning in 2020 or 2021.
Our audit committee considered whether the provision of non-audit services is compatible with maintaining the independence of RSM US LLP, and concluded that the provision of such services is compatible with maintaining the independence of our auditors.
Pre-Approval Policies and Procedures
Under the audit committee charter, before our independent registered public accounting firm is engaged to render audit or non-audit services, the audit committee must pre-approve the engagement, except that the pre-approval of non-audit services (other than review and attest services) is not required if such services fall within available exceptions established by the SEC. The audit committee may adopt policies and procedures for the pre-approval of services and the audit committee may delegate to one or more of its members the authority to grant pre-approvals, provided such approvals are presented to the audit committee at a subsequent meeting. If the audit committee establishes pre-approval policies and procedures regarding non-audit services, it must be informed of each non-audit service provided by our independent registered public accounting firm.
The audit committee has established policies and procedures for the pre-approval of services. Under these policies and procedures, our management submits requests for approval in writing to the audit committee, which reviews such requests and approves or declines to approve the requests.
Except as described below, the audit committee pre-approved all audit and permitted non-audit services provided by RSM US LLP in 2020 and 2021. During 2020 and 2021, we paid $20,730 and $24,150, respectively, for the audit of our 401(k) plan. Such amounts are included in the “Audit Related Fees” line item in the table above and represents approximately 3.0% and 2.0%, respectively, of the total fees paid, and we relied on the de minimis exception to pre-approval provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC. The audit committee determined that the rendering of the services other than audit services by RSM US LLP is compatible with maintaining RSM US LLP’s independence.

PROPOSAL NO. 3:

ADVISORY VOTE TO APPROVE 2021 NAMED EXECUTIVE OFFICER COMPENSATION
At our 2021 annual meeting of stockholders, our board of directors recommended that our stockholders approve an advisory vote on the compensation of our named executive officers (commonly referred to as the “say-on-pay” vote) on an annual basis. Approximately 95% of the votes cast at our 2021 annual meeting of stockholders were for the recommendation of our board of directors, and in response we hold an annual say-on-pay vote. The say-on-pay vote is not intended to address any specific compensation item, but rather our overall approach to the compensation of our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules in this proxy statement (which disclosure includes the related compensation tables included in the “Executive Compensation” section of this proxy statement).
Although the vote on this proposal is advisory, and therefore not binding on us our or our board of directors, our board of directors and its compensation committee values input from our stockholders and will consider the outcome of the vote in analyzing our approach to the compensation of our executive officers when making future executive compensation decisions. The first time we held a say-on-pay vote was at our 2021 annual meeting of stockholders. At that meeting, approximately 99% of the votes cast approved the 2020 compensation of our named executive officers. Our board of directors and its compensation committee believe that this level of approval of our executive compensation program is indicative of our stockholders’ strong support of our compensation philosophy and goals as well as the overall administration of executive compensation by our board of directors and its compensation committee.
As described in more detail in the “Executive Compensation” section of this proxy statement, our executive compensation program is based on a pay-for-performance philosophy and is designed to enable our company to attract, motivate, and retain highly-qualified senior executives who have the skills to drive our continued growth and success; provide fair and equitable compensation that rewards executives for achieving specified financial goals and other key metrics; link a substantial portion of executives’ total potential compensation to our company’s performance on both a long-term and short-term basis; and align the interests of our executives with those of our stockholders, which we believe ultimately will drive stockholder value. Our current executive compensation program primarily includes (1) base salary, (2) annual performance-based incentive compensation, and (3) long-term incentive compensation in the form of stock options and restricted stock units. This equity compensation aligns the long-term interests of executive officers with those of our stockholders and otherwise encourages the achievement of superior results over an extended time period. Our compensation committee reviews our compensation plans and programs on an ongoing basis and periodically make adjustments taking into account competitive conditions and other factors. Please read the section entitled “Executive Compensation” in this proxy statement for additional details about our executive compensation programs, including information about the fiscal year 2021 compensation of our named executive officers.
This advisory vote gives our stockholders the opportunity to approve or not approve our executive compensation programs and policies by voting on the following resolution:

“RESOLVED, that the stockholders of SeaSpine Holdings Corporation approve, on an advisory basis, the compensation paid to the company’s named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion.”
The vote on this proposal will not be construed to create or imply any change to the fiduciary duties of our board of directors, or to create or imply any additional fiduciary duties for our board of directors. The approval or disapproval of this proposal by our stockholders will not require our board of directors to take any action regarding our executive compensation practices and will not alter any contractual obligations between us and any of our executive officers or other employees.
Vote Required
Assuming a quorum is present at the annual meeting, this proposal will be approved if a majority of the voting power of the shares entitled to vote on this proposal represented in person or by proxy vote “FOR” this proposal.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL.

PROPOSAL NO. 4:

APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE
OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF OUR COMMON STOCK FROM 60 MILLION TO 120 MILLION
General
Our board of directors has determined that it is advisable to increase the authorized number of shares of our common stock from 60,000,000 to 120,000,000 and recommends that our stockholders approve an amendment to our amended and restated certificate of incorporation, as amended (our “restated certificate of incorporation”), to effect the proposed increase. The full text of the proposed amendment to our restated certificate of incorporation is attached to this Proxy Statement as Appendix B. If approved by our stockholders, we intend to file the amendment with the Secretary of State of Delaware as soon as practicable following the annual meeting, and the amendment will be effective upon filing. If this proposal is not approved by our stockholders, our restated certificate of incorporation will continue as currently in effect.
Purpose of the Increase in Authorized Shares
As of March 31, 2022, we had 60,000,000 authorized shares of common stock, $0.01 par value per share, of which 36,789,477 shares were issued and outstanding. Of the remaining 23,210,523 authorized shares of common stock, 5,812,457 shares are reserved for issuance upon the exercise of issued and outstanding equity awards, 3,353,560 shares are reserved for future issuance under our stock incentive plans, and 1,339,108 shares are reserved for issuance under existing contractual arrangements. This leaves 12,705,398 shares of our authorized common stock unreserved and available for future issuance.
Our board of directors believes it is in the best interest of our company to increase the number of authorized shares of our common stock to give us greater flexibility in considering and planning for future potential business needs, including public offerings or private placements of our common stock for capital raising purposes and issuances of our common stock in connection with collaborations, acquisitions or in-licenses of assets, or other strategic transactions. We do not currently have any definitive agreements or arrangements to issue any of the proposed additional authorized shares of common stock that will become available for issuance if this proposal is approved and the proposed amendment is effected. Having the additional authorized shares available will also help to provide appropriate equity incentives to assist in the recruitment and retention of employees.
Rights of Additional Authorized Shares
The proposed amendment to our restated certificate of incorporation would not have any effect on the par value per share of our common stock. Our common stock is all of a single class, with equal voting, distribution, liquidation and other rights. The additional common stock to be authorized by the proposed amendment would have rights identical to our currently outstanding common stock. Should our board of directors issue additional shares of common stock, existing stockholders would not have any preferential rights to purchase any newly authorized shares of common stock solely by virtue of their ownership of shares of our common stock, and their percentage ownership of our then outstanding common stock could be reduced. The issuance of additional shares of common stock could have the effect of diluting existing stockholder earnings per share, book value per share and voting power.
Potential Adverse Effects
We have not proposed the increase in the number of authorized shares of common stock with the purpose or intention of using the additional authorized shares for anti-takeover purposes, such as to oppose a hostile takeover attempt or to delay or prevent a change in control of SeaSpine that our board of directors does not support, but we could use the additional shares for such purpose. The proposed amendment, if effected, will increase the number of authorized but unissued shares of our common stock, and, subject to compliance with law and the listing rules of the Nasdaq Stock Market, our board of directors could issue, without further stockholder approval, the additional shares available as result of such increase in one or more transactions that could make it more difficult for a party to effect a takeover or change in control of SeaSpine that our board of directors does not support. For example, our board of directors could issue additional shares without further stockholder approval (subject to compliance with law and the listing rules of the Nasdaq Stock Market) so as to dilute the stock ownership or voting rights of persons seeking to obtain control of our board of directors or of SeaSpine in a transaction that our board of directors does not support, including in a transaction in which a person is offering a premium to our stockholders for their shares of our common stock over then current market prices. The proposed amendment has been prompted by business and financial considerations described above under the header, “Purpose of the Increase in Authorized Shares.” and not by the threat of any known or threatened hostile takeover attempt. However, stockholders should be aware that by potentially discouraging initiation of any such unsolicited takeover attempts, the proposed amendment may limit the opportunity for our stockholders to receive a premium for their shares over then current market prices generally available in such takeover attempts.
Additionally, the issuance of additional shares of common stock could have the effect of diluting existing stockholder earnings per share, book value per share and voting power.
Risks of Not Approving This Proposal
If the stockholders do not approve this proposal, we will continue to have 60,000,000 authorized shares of common stock, of which 12,705,398 shares are not outstanding or not reserved for future issuance. This could adversely impact our ability to pursue opportunities in which shares of our common stock could be issued that our board of directors may determine would otherwise be in the best interest of SeaSpine and our stockholders, including financing and strategic transaction opportunities and employee recruitment and retention purposes, as described above under the header, “Purpose of the Increase in Authorized Shares.”

Vote Required
Assuming a quorum is present at the annual meeting, this proposal will be approved if a majority of the outstanding shares of our common stock vote “FOR” the proposal.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2022, for:
•each person or group of affiliated persons who, to our knowledge, owns more than 5% of our common stock;
•each of our named executive officers;
•each of our directors and nominees; and
•all of our current executive officers and directors as a group.
We have determined beneficial ownership in accordance with applicable SEC rules, and the information reflected in the table below is not necessarily indicative of beneficial ownership for any other purpose. Under applicable SEC rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days after March 31, 2022 through the exercise of any option, warrant or right or through the conversion of any convertible security. Unless otherwise indicated in the footnotes to the table below and subject to community property laws where applicable, we believe, based on the information furnished to us, that each of the persons named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.
The information set forth in the table below is based on 36,789,477 shares of our common stock issued and outstanding on March 31, 2022. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, warrants, rights or other convertible securities held by that person that are currently exercisable or will be exercisable within 60 days after March 31, 2022. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, the address for each person listed in the table below is c/o SeaSpine Holdings Corporation, 5770 Armada Drive, Carlsbad, California 92008.

	Number of	Percentage
	Shares
Name and Address of Beneficial Owner	Beneficially	Beneficially
	Owned	Owned
5% Beneficial Owners:
First Light Asset Management, LLC (1)	7,065,907	19.21%
Blackrock, Inc. (2)	2,491,536	6.77%
Avidity Partners Management LP (3)	2,010,000	5.46%
Tru St Partnership LP and Provco Leasing Corporation (4)	2,004,847	5.45%

Directors and Named Executive Officers:
Kirtley (Kirt) C. Stephenson (5)	233,136	*
Stuart M. Essig (6)	574,530	1.56%
Keith Bradley (7)	149,305	*
Michael Fekete (8)	171,391	*
Renee Gaeta (9)	20,113	*
John B. Henneman, III (10)	143,048	*
Shweta Singh Maniar(11)	11,836	*
Angela Steinway(12)	7,782
Keith C. Valentine (13)	1,022,932	2.73%
John J. Bostjancic (14)	300,393	*
Beau Standish (15)	50,000	*
All current directors and executive officers as a group (15 persons) (16)	3,614,858	9.32%

*    Represents beneficial ownership of less than 1%.
(1)    First Light Asset Management, LLC (First Light) is deemed to be the beneficial owner of 6,847,707 shares of common stock by virtue of the fact that it acts as an investment adviser to certain persons holding separately managed accounts with First Light, each of whom has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, those shares. Mathew P. Arens is also deemed to be the beneficial owner of these shares because he controls First Light in his position as managing member and majority owner of First Light. Mr. Arens also directly holds 150,000 in an individual capacity with sole control and 68,200 shares held in a joint account over which he shares control. The address of First Light and Mr. Arens is 3300 Edinborough Way, Suite 201, Edina, MN 55435. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filed by First Light and Mr. Arens with the SEC on February 14, 2022.
(2)    Blackrock, Inc. is the beneficial owner of 2,491,536 shares of common stock, and has sole dispositive power over all of these shares and has sole voting power over 2,446,101 of these shares. The address of Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filed by Blackrock, Inc. with the SEC on February 3, 2022.
(3)    Avidity Partners Management LP, Avidity Partners Management (GP) LLC, Avidity Capital Partners Fund (GP) LP, Avidity Capital Partners (GP) LLC, David Witzke, and Michael Gregory are the beneficial owners of 2,010,000 shares of common stock, and such parties share dispositive and voting power over all such shares. The address of all of the foregoing parties is 2828 N Harwood Street, Suite 1220, Dallas, TX, 75201. The foregoing information has been included solely in reliance upon, and without independent investigation of the disclosures contained in the Schedule 13G filed by the foregoing parties with the SEC on February 14, 2022.
(4)    Tru St Partnership LP (Tru St) may be deemed the beneficial owner of 1,997,068 shares of common stock. Provco Leasing Corporation is the corporate general partner of Tru St. Provco Leasing is also the beneficial owner of 7,779 shares of common stock. Tru St and Provco Leasing may be deemed to share the power to vote or direct the vote with respect to, and to share the power to dispose of or direct the disposition of, 1,997,068 shares of common stock. Provco Leasing may be deemed to have sole power to vote or direct the vote of, and sole power to dispose or control the disposition of, 7,779 shares of common stock. The address of Tru St is 795 E. Lancaster Avenue, Suite 200, Villanova, PA 19085, and of Provco Leasing is 1105 N. Market Street, Suite 602, Wilmington, DE 19810. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filed by Tru St and Provco Leasing with the SEC on February 14, 2022.
(5)    Consists of 9,700 shares of common stock held by the Kirtley & Leslie Stephenson 2014 Trust, 106,319 shares of common stock held by Mr. Stephenson, and 117,117 shares of common stock that Mr. Stephenson has the right to acquire pursuant to outstanding options which are exercisable within 60 days of March 31, 2022. Mr. Stephenson is a trustee of the Kirtley & Leslie Stephenson 2014 Trust and he has shared investment power over the shares held by it.
(6)    Consists of 444,332 shares of common stock held by Dr. Essig, and 130,198 shares of common stock that Dr. Essig has the right to acquire pursuant to outstanding options which are exercisable within 60 days of March 31, 2022.
(7)    Consists of 72,968 shares of common stock held by Dr. Bradley, and 76,337 shares of common stock that Dr. Bradley has the right to acquire pursuant to outstanding options which are exercisable within 60 days of March 31, 2022.
(8)    Consists of 88,370 shares of common stock held by Mr. Fekete, and 83,021 shares of common stock that Mr. Fekete has the right to acquire pursuant to outstanding options which are exercisable within 60 days of March 31, 2022.
(9)    Consists of 20,113 shares of common stock held by Ms. Gaeta.
(10)    Consists of 66,711 shares of common stock held by Mr. Henneman, and 76,337 shares of common stock that Mr. Henneman has the right to acquire pursuant to outstanding options which are exercisable within 60 days of March 31, 2022.
(11)     Consists of 11,836 shares of common stock held by Ms. Maniar.
(12)     Consists of 7,782 shares of common stock held by Ms. Steinway.
(13)    Consists of 326,399 shares of common stock held by Mr. Valentine, and 696,533 shares of common stock that Mr. Valentine has the right to acquire pursuant to outstanding options which are exercisable within 60 days of March 31, 2022.
(14)    Consists of 100,269 shares of common stock held by Mr. Bostjancic, and 200,124 shares of common stock that Mr. Bostjancic has the right to acquire pursuant to outstanding options which are exercisable within 60 days of March 31, 2022.
(15)    Consists of 50,000 shares of common stock held by Dr. Standish.
(16)    Consists of 1,626,846 shares of common stock and 1,988,012 shares of common stock acquirable pursuant to outstanding options which are exercisable within 60 days of March 31, 2022.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes securities available under our equity compensation plans as of December 31, 2021 (in thousands, except per share data).

Number of
securities
	Number of		available for
		Weighted	future
	securities		issuance
	to be issued	average	under equity
	upon	exercise	compensation
	exercise of	price of	plans
	outstanding	outstanding	(excluding
	options,	options,	securities
	warrants	warrants	reflected in
	and rights	and rights	column (a))
Equity compensation plans approved by security holders:
Amended and Restated 2015 Incentive Award Plan (1)
Awards granted by Integra LifeSciences Holdings Corporation prior to the Spin-Off and	28,182	$13.17	—
converted to SeaSpine awards in connection with the Spin-Off
Awards granted following the Spin-Off (2)	4,248,760	$12.44	3,005,875
Equity compensation plans not approved by security holders:
2016 Employment Inducement Incentive Award Plan (3)	—	$—	—
2018 Employment Inducement Incentive Award Plan (4)	31,614	$5.29	—
2020 Employment Inducement Incentive Award Plan (5)	648,890	$18.91	1,339,294

(1)    The Amended and Restated 2015 Incentive Award Plan is a broad-based incentive plan, which allows for the grant of stock options, restricted stock, dividend equivalents, stock payments, RSUs, performance shares, other incentive awards, stock appreciation rights (or SARs), and cash awards to employees, consultants and non-employee directors. If an award under the plan is forfeited, expires or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the plan. In addition, shares tendered or withheld to satisfy tax withholding obligations associated with an award may be used again for new grants under the plan. However, the following shares may not be used again for grant under the plan: (1) shares tendered by a participant or withheld by us in payment of the exercise price of an option; (2) shares subject to SARs that are not issued in connection with the stock settlement of the SAR on its exercise; and (3) shares purchased on the open market with the cash proceeds from the exercise of options. SeaSpine was incorporated in Delaware on February 12, 2015 in connection with the spin-off of the orthobiologics and spinal implant business of Integra LifeSciences Holdings Corporation, a diversified medical technology company, or Integra. The spin-off occurred on July 1, 2015.
(2)    Includes 664,944 shares and 62,762 shares subject to outstanding RSUs and restricted stock awards, respectively, none of which have an exercise price. The weighed-average exercise price of outstanding options, warrants and rights excluding such outstanding RSUs is $14.80.
(3)    In 2016, we established the SeaSpine Holdings Corporation 2016 Employment Inducement Incentive Award Plan (the 2016 Inducement Plan). The plan is a broad-based incentive plan which allows for the issuance of stock-based awards, including non-qualified stock options, restricted stock awards, performance awards, RSUs and SARs, to any prospective officer or other employee who has not previously been an employee or director of SeaSpine or an affiliate or who is commencing employment with SeaSpine or an affiliate following a bona-fide period of non-employment by SeaSpine or an affiliate. No awards have been granted under the 2016 Inducement Plan and no awards will be granted under the 2016 Inducement Plan in the future.
(4)    In 2018, we established the SeaSpine Holdings Corporation 2018 Employment Inducement Incentive Award Plan (the 2018 Inducement Plan). The terms of this plan are substantially similar to the terms of the Amended and Restated 2015 Incentive Award Plan with three principal exceptions: (1) incentive stock options may not be granted under the 2018 Inducement Plan; (2) there are no annual limits on awards that may be issued to an individual under the 2018 Inducement Plan; and (3) awards granted under the 2018 Inducement Plan are not required to be subject to any minimum vesting period. Includes 19,114 shares subject to outstanding RSUs, none of which have an exercise price. The weighed-average exercise price of outstanding options, warrants and rights excluding such outstanding RSUs is $12.25. No awards will be granted under the 2018 Inducement Plan in the future.
(5)    In 2020, we established the SeaSpine Holdings Corporation 2020 Employment Inducement Incentive Award Plan. The terms of this plan are substantially similar to the terms of the 2018 Inducement Plan. Includes 28,172 shares subject to outstanding RSUs, none of which have an exercise price. The weighed-average exercise price of outstanding options, warrants and rights excluding such outstanding RSUs is $19.71.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Since January 1, 2020, there has not been, nor is there currently proposed, any transaction in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years and in which any of our directors or executive officers, any nominee for director, any beneficial owner of more than 5% of any class of our voting securities or any of their respective affiliates or immediate family members, had, or will have, a direct or indirect material interest.
Potential Conflicts of Interest
SeaSpine was incorporated in Delaware on February 12, 2015 in connection with the spin-off of the orthobiologics and spinal implant business of Integra LifeSciences Holdings Corporation, a diversified medical technology company, or Integra. The spin-off occurred on July 1, 2015. Following the spin-off, Integra and SeaSpine have operated, and will continue to operate, independently, and neither will have any ownership interest in the other. Our executive officers and board of directors have fiduciary duties to our stockholders. Likewise, any such persons who serve in similar capacities at Integra have fiduciary duties to Integra stockholders. Therefore, such persons may have conflicts of interest or the appearance of conflicts of interest with respect to matters involving or affecting more than one of the companies to which they owe fiduciary duties. For example, there may be the potential for a conflict of interest when SeaSpine or Integra looks at acquisitions and other corporate opportunities that may be suitable for each of them. Any potential conflicts that arise will be addressed on a case-by-case basis, keeping in mind the applicable fiduciary duties owed by the directors of each company. From time to time, we may enter into transactions with Integra and/or its subsidiaries or other affiliates. There can be no assurance that the terms of any such transactions will be as favorable to SeaSpine, Integra, or any of their subsidiaries or affiliates as would be the case where there is no overlapping director. See “Policies and Procedures for Related Party Transactions” below for a discussion of certain procedures we have adopted to address any such potential conflicts that may arise.
Policies and Procedures for Related Party Transactions
Our board of directors has adopted a written related person transaction policy to set forth the policies and procedures for the review and approval or ratification of related person transactions. Pursuant to this written policy, we will review all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which we are a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest (or, if the amount involved is $120,000 or less, our general counsel has determined it is a related person transaction based on the facts and circumstances). For purposes of the policy, a “Related Person” means:
(a)    any director or executive officer of the company, any nominee for election as a director of the company, and any person known by the company to be an “immediate family member” of such director, executive officer, or nominee for director; and
(b)    any person known to the company to be the beneficial holder of greater than 5% of any class of the company’s securities, and any person known by the company to be an immediate family member of any such beneficial holder.
If our general counsel determines that a proposed transaction is a transaction for which approval is required under the policy, the proposed transaction will be submitted to the audit committee for consideration at its next meeting or, in specified circumstances, to the audit committee chair or, if the transaction involves the audit committee chair, to the nominating and corporate governance committee chair. The circumstances in which the proposed transaction will be submitted to the audit committee chair (or the nominating and corporate governance committee chair) include transactions in the ordinary course of our business with another company or charitable or non-profit organization with which the related person’s interest derives solely from his or her employment or other position that does not involve policy-making decisions with such company or organization, and the related person is not directly involved in the transaction and the related person does not have a personal interest in the transaction, certain charitable contributions by us to a charitable or non-profit organization at which a related person’s only relationship is as an employee or director, and when our general counsel determines that it is impracticable or undesirable to wait until the next audit committee meeting to submit a transaction for approval.
The applicable reviewing party will consider all relevant facts and circumstances, including (if applicable), the materiality of the related person transaction, the actual or perceived conflict of interest between us and the related person, the extent of the related person’s interest in the transaction, applicable state corporation and fiduciary obligation laws and rules, applicable disclosure requirements, our code of business conduct and ethics, our corporate governance guidelines, and the best interests of the company and our stockholders. The related person transaction may be approved by the applicable reviewing party if it concludes that approving the related person transaction is in the best interests of our company and of our stockholders.
Indemnification of Officers and Directors
Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law (the DGCL). The DGCL prohibits a company from limiting the liability of its directors for the following:
•any breach of the director’s duty of loyalty to the company or to its stockholders;
•acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•unlawful payment of dividends or unlawful stock repurchases or redemptions; and
•any transaction from which the director derived an improper personal benefit.
Our amended and restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under the DGCL. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws.
In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered into indemnification agreements with each of our current directors and officers. These agreements provide for the indemnification of our directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of our company, or any of our subsidiaries, by reason of any action or inaction by them while serving as such officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of our company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification, including any determination that any such indemnification by us is against public policy as expressed in the Securities Act. We believe that these amended and restated bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
We maintain general liability insurance covering certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, whether or not we would have the power to indemnify such person against such liability under the DGCL or the provisions of our amended and restated certificate of incorporation or amended and restated bylaws.
The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

DELINQUENT SECTION 16(a) REPORTS
Under Section 16(a) of the Exchange Act, our directors and executive officers, and beneficial owners of more than 10% of our common stock (collectively, reporting persons) are required to file reports of ownership of our common stock and changes in such ownership with the SEC. Reporting persons also are required by SEC rules to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that all Section 16(a) filing requirements applicable to reporting persons were timely met during 2021, except for the following: Mr. Fekete filed a Form 4 seven days late on September 2, 2021 to report a sale of common stock.

DELIVERY OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability or only one set of other annual meeting materials addressed to those stockholders (unless otherwise requested by one or more of such stockholders). This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
Brokers with account holders who are our stockholders may be householding our proxy materials. A single Notice of Internet Availability may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from us (if you are a stockholder of record) or from your broker (if you are a beneficial owner) that we or they will be householding communications to your address, householding will continue until you are notified otherwise or until you notify your broker or us that you no longer wish to participate in householding.
If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability, or if you currently receive multiple copies and would like to request a single copy, you may (1) notify your broker, (2) direct your written request to our Corporate Secretary at SeaSpine Holdings Corporation, 5770 Armada Drive, Carlsbad, California 92008 or (3) contact us by telephone at 866-942-8698. Upon written or oral request to us, we will promptly deliver a separate copy of the Notice of Internet Availability or annual report and proxy statement, to any stockholder at a shared address to which a single copy of such material was delivered

STOCKHOLDER PROPOSALS
The deadline for submitting stockholder proposals for inclusion in our proxy statement and form of proxy relating to our 2023 annual meeting of stockholders must be received at our principal executive offices no later than December 23, 2022, which is 120 days before the anniversary of the date this proxy statement was released to our stockholders. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in our proxy statement and form of proxy.
Stockholder proposals for consideration at our 2023 annual meeting of stockholders, but not for inclusion in our proxy statement and form of proxy, must be delivered to the attention of our corporate secretary in writing at our principal executive offices no earlier than the close of business on February 1, 2023 and no later than the close of business on March 3, 2023, which dates are 120 calendar days and 90 calendar days before the first anniversary of the date of our 2022 annual meeting of stockholders. Under our amended and restated bylaws, the proposal must be submitted by a stockholder who is a stockholder of record when the notice that must accompany a stockholder proposal is delivered and at the date of the 2023 annual meeting. Stockholders are advised to review our amended and restated bylaws which also specify requirements as to the form and content of the notice that must accompany a stockholder proposal. If the date of our 2023 annual meeting of stockholders is advanced by more than 30 days or delayed by more than 70 days from the first anniversary date of our 2022 annual meeting of stockholders, then, to be timely, the required notice and stockholder proposal must be delivered as described above not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. If the stockholder fails to give notice by the applicable dates, then the persons named as proxies in the proxies solicited by our board of directors for the 2023 annual meeting may exercise discretionary voting power regarding any such proposal.

ANNUAL REPORT
Any person who was a beneficial owner of our common stock on the record date for the annual meeting may request a copy of our annual report, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as our stockholder on such record date. Requests should be directed to SeaSpine Holdings Corporation, 5770 Armada Drive, Carlsbad, California 92008, Attention: Corporate Secretary.

OTHER MATTERS
We do not know of any business other than that described in this proxy statement that will be presented for consideration or action by the stockholders at the annual meeting. If, however, any other business is properly brought before the meeting, the persons named as proxies in the proxies solicited by our board of directors will vote the shares represented by proxies in their discretion regarding any such other business.

By Order of the Board of Directors
/s/ Keith C. Valentine
San Diego, California	Keith C. Valentine
April 22, 2022	President, Chief Executive Officer and Director

APPENDIX A
Non-GAAP Financial Measures
This document contains references to free cash flow, a non-GAAP financial measure. Free cash flow is cash flow from operations, less capital expenditures, both calculated in accordance with GAAP, as adjusted for the impacts to operating cash flows from certain items. Free cash flow is used by management when assessing our sources of liquidity, capital resources, and quality of earnings. Management believes it provides focus on generating cash to fund operations and research, focuses executives on expense control and is expected to lead to long-term shareholder value creation. We believe this non-GAAP financial measure is helpful to investors in understanding our capital requirements and provides an additional means to reflect the cash flow trends of our business. Free cash flow should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated.

For the Year Ended
December 31, 2021
Net cash used in operating activities (GAAP)	$(33,512)
Purchases of property and equipment	(26,041)
Free cash flow (Non-GAAP)	$(59,553)

APPENDIX B
Proposed Amendment to Restated Certificate of Incorporation
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SEASPINE HOLDINGS CORPORATION
SeaSpine Holdings Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
1.This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State on June 29, 2015, as amended by the Certificate of Amendment thereto filed with the Secretary of State on June 2, 2021 (as amended to date, the “Certificate of Incorporation”).
2.Article IV of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:
ARTICLE IV.
The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred thirty five million (135,000,000). The total number of shares of Common Stock that the Corporation is authorized to issue is one hundred twenty million (120,000,000), having a par value of $0.01 per share, and the total number of shares of Preferred Stock that the corporation is authorized to issue is fifteen million (15,000,000), having a par value of $0.01 per share.
3.This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.
4.All other provisions of the Certificate of Incorporation shall remain in full force and effect.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this this __ day of ________, 2022.

SEASPINE HOLDINGS CORPORATION
By:
Name:	Patrick L. Keran
Title:	Senior Vice President, General Counsel and Secretary

SeaSpine

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

INTERNET
Go To: **www.proxypush.com/SPNE**
- Cast your vote online
- **Have your Proxy Card ready**
- Follow the simple instructions to record your vote

PHONE Call **1-866-249-5109**
- Use any touch-tone telephone
- **Have your Proxy Card ready**
- Follow the simple recorded instructions

MAIL
- Mark, sign and date your Proxy Card
- Fold and return your Proxy Card in the postage-paid envelope provided

SeaSpine Holdings Corporation

Annual Meeting of Stockholders

For Stockholders of record as of April 11, 2022

TIME: Wednesday, June 1, 2022 7:00 AM, Eastern Time
PLACE: DLA Piper, 100 King St. W, Suite 6000
Toronto, Ontario M5X 1E2, Canada

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints John Bostjancic and Patrick Keran, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of SeaSpine Holdings Corporation which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS AS SET FORTH ON THE REVERSE SIDE ON ALL PROPOSALS. THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER BUSINESS AS MAY PROPERTY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEROF.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Proxies indentified herein cannot vote your shares unless you sign and date (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

SeaSpine Holdings Corporation

Annual Meeting of Stockholders

Please make your marks like this: X

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR EACH OF THE NOMINEES IDENTIFIED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4.

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1	Election of Class I Directors				
		FOR		WITHHOLD	
	1.01 Keith Bradley	☐		☐	FOR
	1.02 Michael Fekete	☐		☐	FOR
	1.03 John B. Hennemen, III	☐		☐	FOR
		FOR	AGAINST	ABSTAIN	
2.	Ratification of the appointment of RSM US LLP as the Company's independent registered accounting firm for the fiscal year ending December 31, 2022.	☐	☐	☐	FOR
3.	Approval, on an advisory basis, of the compensation of the Company's named executive officers.	☐	☐	☐	FOR
4.	Approval of an amendment to the Company's amended and restated certificate of incorporation to increase the authorized number of shares of common stock from 60 million to 120 million.	☐	☐	☐	FOR

Authorized Signatures - Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date